UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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UNDER ARMOUR, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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UNDER ARMOUR, INC.

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 13, 2021

Notice is hereby given that the Annual Meeting of Stockholders of Under Armour, Inc. will be held on Thursday, May 13, 2021 at 10:00 a.m., Eastern Time, to be held online at www.virtualshareholdermeeting.com/UAA2021 to consider and vote on the following matters:

1.	To elect nine directors nominated by the Board of Directors to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified;

2.	To approve, on an advisory basis, our executive compensation; and

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2021.

We will also transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

Our Board of Directors recommends that you vote “FOR” the election of the nine nominees to the Board of Directors listed in the accompanying proxy statement, “FOR” the approval of our executive compensation and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Only holders of record of Class A Common Stock or Class B Common Stock as of the close of business on February 26, 2021 are entitled to notice of, or to vote at, the Annual Meeting and any adjournment or postponement thereof. Holders of Class C Common Stock have no voting power as to any items of business that may properly be brought before the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting, which will be conducted online only via a live webcast due to continuing concerns regarding the COVID-19 pandemic. We believe that this virtual format prioritizes the health and well-being of our stockholders, directors and employees amid public health concerns related to the COVID-19 pandemic. During the virtual meeting, holders of our Class A Common Stock and Class B Common Stock may ask questions and will have the opportunity to vote to the same extent as they would at an in-person meeting of stockholders. Holders of our Class C Common Stock may participate in the virtual Annual Meeting in a view-only format and will not be able to submit questions during the meeting or vote on any matter to be considered at the Annual Meeting. However, in advance of the meeting, holders of our Class C Common Stock may submit questions by contacting Investor Relations through the Under Armour website. We will respond to as many inquiries at the Annual Meeting as time allows.

If you plan to attend the Annual Meeting, you will need the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompany your proxy materials. If you are a holder of Class C Common Stock, you may attend the Annual Meeting without a 16-digit control number by following the instructions in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompany your proxy materials. The Annual Meeting will begin promptly at 10:00 a.m., Eastern Time. Online check-in will begin at 9:45 a.m., Eastern Time, and you should allow ample time for the online check-in procedures.

Whether or not you intend to attend the virtual Annual Meeting, please vote your shares promptly by following the voting instructions you have received.

By Order of the Board of Directors

John Stanton
General Counsel and Secretary

Baltimore, Maryland

March 26, 2021

OUR

PURPOSE

WE EMPOWER THOSE WHO STRIVE FOR MORE.

OUR

MISSION

TO INSPIRE YOU WITH PERFORMANCE SOLUTIONS YOU NEVER KNEW YOU NEEDED AND CAN'T IMAGINE LIVING WITHOUT.

OUR

VISION

UNDER ARMOUR MAKES YOU BETTER.

OUR

VALUES

- LOVE ATHLETES
- CELEBRATE THE WINS
- STAND FOR EQUALITY
- ACT SUSTAINABLY
- FIGHT ON TOGETHER

UNDER ARMOUR, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May  13, 2021

GENERAL INFORMATION

This Proxy Statement is being provided to solicit proxies on behalf of the Board of Directors of Under Armour, Inc. for use at the Annual Meeting of Stockholders and any adjournment or postponement thereof. The Annual Meeting is to be held on Thursday, May 13, 2021, at 10:00 a.m., Eastern Time, to be held online at www.virtualshareholdermeeting.com/UAA2021. We expect to first send or give stockholders this Proxy Statement, together with our 2020 Annual Report to Stockholders, on March 31, 2021.

Our principal offices are located at 1020 Hull Street, Baltimore, Maryland 21230. In this Proxy Statement we refer to Under Armour, Inc. as “Under Armour,” “we,” “us,” “our” and “company.”

Internet Availability of Proxy Materials

Pursuant to rules of the Securities and Exchange Commission (the “SEC”), we are making our proxy materials available to our stockholders electronically over the Internet rather than mailing the proxy materials. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to holders of our Class A Common Stock and Class B Common Stock. All stockholders will have the ability to access the proxy materials, including this Proxy Statement and our 2020 Annual Report to Stockholders, on the website referred to in the notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

The SEC rules require us to notify all stockholders, including those stockholders to whom we have mailed proxy materials, of the availability of our proxy materials over the Internet.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be held on May 13, 2021

Our Proxy Statement and 2020 Annual Report to Stockholders are available at

https://about.underarmour.com/investor-relations/news-events-presentations/#module-6

Who May Vote

Only holders of record of our Class A Common Stock, which we refer to as Class A Stock, and holders of record of our Class B Convertible Common Stock, which we refer to as Class B Stock, at the close of business on February 26, 2021, or the Record Date, will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 188,621,116 shares of Class A Stock and 34,450,000 shares of Class B Stock were issued and outstanding. Each share of Class A Stock entitles the holder to cast one vote on each matter to be considered at the Annual Meeting and each share of Class B Stock entitles the holder to cast ten votes on each matter to be considered at the Annual Meeting. Holders of Class A Stock and holders of Class B Stock will vote together as a single class on all matters.

Stockholders are not allowed to cumulate their votes in the election of the directors. Holders of our Class C Common Stock, which we refer to as Class C Stock, have no voting power as to any items of business that will be voted on at the Annual Meeting.

What Constitutes a Quorum

Stockholders may not take action at a meeting unless there is a quorum present at the meeting. Holders of Class A Stock and Class B Stock entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting, represented in person (virtually) or by proxy, constitute a quorum for the transaction of business at the Annual Meeting.

Vote Required

The election of each director requires a plurality of the votes cast at the Annual Meeting. The approval of our executive compensation and the ratification of the appointment of our independent registered public accounting firm each requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

Voting Process

Shares for which proxies are properly executed and returned will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted “FOR” the election of the nine nominees to the Board of Directors named in this Proxy Statement, “FOR” the advisory approval of our executive compensation and “FOR” the ratification of the appointment of our independent registered public accounting firm. It is not expected that any other matters will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies in the proxy card will vote in accordance with their discretion with respect to such matters.

The manner in which your shares may be voted depends on how your shares are held. If you are the record holder of your shares, meaning you appear as the stockholder of your shares on the records of our stock transfer agent, you vote your shares directly through one of the methods described below. If you own shares in street name, meaning you are a beneficial owner with your shares held through a bank or brokerage firm, you instruct your bank or brokerage firm how to vote your shares through the methods described on the voting instruction form provided by your bank or brokerage firm.

How to Vote

Holders of our Class A Stock and Class B Stock as of the Record Date may vote their shares by one of the following methods.

Internet

To vote your shares by Internet, please visit the website listed on your Notice of Internet Availability of Proxy Materials, or the enclosed proxy card or voting instruction form, and follow the on-screen instructions. You will need the control number included on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form. If you vote by Internet, you do not need to mail your proxy card or voting instruction form.

Telephone

If you received a paper proxy card or voting instruction form and would like to vote your shares by telephone, please follow the instructions on the proxy card or voting instruction form. If you vote by telephone, you do not need to mail your proxy card or voting instruction form.

Mail

If you received a paper proxy card or voting instruction form and would like to vote your shares by mail, please follow the instructions on the proxy card or voting instruction form. Please be sure to sign and date your proxy card. If you do not sign your proxy card, your votes cannot be counted. Mail your proxy card or voting instruction form in the pre-addressed, postage-paid envelope.

In Person

You may also attend the Annual Meeting and vote in person, electronically. If you own your stock in street name and wish to vote your shares electronically at the Annual Meeting, you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your bank or brokerage account representative to obtain a legal proxy. However, to ensure your shares are represented, we ask that you vote your shares by Internet, telephone or mail, even if you plan to attend the meeting.

Participation in the Annual Meeting

Due to continuing concerns regarding the COVID-19 pandemic and to assist in protecting the health and well-being of our stockholders, directors and employees, this year’s Annual Meeting will be in an online format. You can access the virtual annual meeting at the meeting time at www.virtualshareholdermeeting.com/UAA2021. The virtual meeting has been designed to provide the same rights to participate as you would have at an in-person meeting.

Holders of our Class A Stock, Class B Stock and Class C Stock may attend the virtual Annual Meeting. During the virtual meeting, holders of our Class A Stock and Class B Stock may ask questions and will have the opportunity to vote to the same extent as they would at an in-person meeting of stockholders. However, holders of our Class C Stock may participate in the virtual Annual Meeting in a view-only format and will not be able to submit questions during the meeting or vote on any matter to be considered at the Annual Meeting. However, in advance of the meeting, holders of our Class C Stock may submit questions by contacting Investor Relations through the Under Armour website. We will respond to as many inquiries at the Annual Meeting as time allows.

The Annual Meeting will begin promptly at 10:00 a.m., Eastern Time. Online check-in will begin at 9:45 a.m., Eastern Time, and you should allow ample time for the online check-in procedures. If you plan to attend the Annual Meeting, you will need the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompany your proxy materials. If you are a holder of Class C Stock, you may attend the Annual Meeting without a 16- digit control number by following the instructions in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompany your proxy materials. If any difficulties are encountered while accessing the virtual meeting, contact the technical support number that will be posted on the virtual meeting log-in page. Technical support will be available beginning at the check-in time and will remain available until the meeting has ended.

Revocation

If you are the record holder of your shares, you may revoke or cancel a previously granted proxy at any time before the Annual Meeting by delivering to the Secretary of Under Armour at 1020 Hull Street, Baltimore, Maryland 21230, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person electronically. Any stockholder owning shares in street name may change or revoke previously given voting instructions by contacting the bank or brokerage firm holding the shares or by obtaining a legal proxy from the bank or brokerage firm and voting in person electronically at the Annual Meeting. Your attendance at the meeting does not revoke your proxy. Your last vote, prior to or at the Annual Meeting, is the vote that will be counted.

Abstentions and Broker Non-Votes

Shares held by stockholders present at the Annual Meeting in person (virtually) or by proxy who do not vote on a matter and ballots or proxies marked “abstain” or “withheld” on a matter will be counted as present at the meeting for quorum purposes, but will not be considered votes cast on the matter.

If your shares are held in street name through a bank or broker and you do not provide voting instructions before the Annual Meeting, your bank or broker may vote your shares under certain circumstances in accordance with the New York Stock Exchange rules governing banks and brokers. These circumstances include “routine matters,” such as the ratification of the appointment of our independent registered public accounting firm described in this Proxy Statement. Thus, if you do not vote your shares with respect to these matters, your bank or broker may vote your shares on your behalf or leave your shares unvoted.

The election of directors and the advisory approval of our executive compensation are not considered “routine matters.” Thus, if you do not vote your shares with respect to any of these matters, your bank or broker may not vote the shares, and your shares will be left unvoted on the matter.

“Broker non-votes” (which are shares represented by proxies, received from a bank or broker, that are not voted on a matter because the bank or broker did not receive voting instructions from the beneficial owner) will be treated the same as abstentions, which means they will be present at the Annual Meeting and counted toward the quorum, but they will not be counted as votes cast on the matter. Abstentions and broker non-votes will not have an effect on any of the proposals at this meeting because they will not be counted as votes cast.

Householding

The SEC permits us to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. This process, referred to as householding, reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record. Certain brokerage firms may have instituted householding for beneficial owners of our common stock held through brokerage firms. If your family has multiple accounts holding our shares, you may have already received a householding notice from your broker. Please contact your broker directly if you have any questions or require additional copies of the proxy materials. The broker will arrange for delivery of a separate copy of this Proxy Statement or our Annual Report promptly upon your written or oral request. You may decide at any time to revoke your decision to household and begin receiving multiple copies.

Solicitation of Proxies

We pay the cost of soliciting proxies for the Annual Meeting. We solicit by mail and arrangements are made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners. Upon request, we will reimburse them for their reasonable expenses. In addition, our directors, officers and employees may solicit proxies, either personally or by telephone, facsimile or written or electronic mail. Stockholders are requested to return their proxies without delay.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS OF SHARES

The following table sets forth certain information known to us regarding the beneficial ownership of shares of our common stock by:

•	each current director and nominee for director;

•	our named executive officers included in the 2020 Summary Compensation Table;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, known to us to beneficially own more than 5% of any class of our outstanding shares of Class A Stock.

Except as otherwise set forth in the footnotes below, the address of each beneficial owner is c/o Under Armour, Inc., 1020 Hull Street, Baltimore, Maryland 21230, and, to our knowledge, each person has sole voting and investment power over the shares shown as beneficially owned. Unless otherwise noted, the information is stated as of February 26, 2021, the Record Date for the Annual Meeting. No shares in this table held by our directors or executive officers are pledged as security. The table below does not include restricted stock unit, or RSU, awards with shares issuable more than 60 days from February 26, 2021, stock options exercisable more than 60 days from February 26, 2021, or any RSUs or stock options with performance based vesting conditions that have not yet been satisfied. With respect to our 5% stockholders, the table below does not present their ownership of our Class C Stock due to its non-voting status.

	Class A and Class B Stock		Class C Stock
Beneficial Owner	Beneficially Owned Shares(1)	Percentage of Shares of Class Outstanding(2)	Beneficially Owned Shares(1)	Percentage of Shares of Class Outstanding	Percentage of Voting Power(3)
Kevin A. Plank (4)(5)	34,742,229	15.6%	34,800,538	14.8%	64.7%
Patrik Frisk (6)	14,000	*	404,820	*	*
George W. Bodenheimer (7)	3,000	*	3,021	*	*
Douglas E. Coltharp (7)(8)	98,914	*	99,279	*	*
Jerri L. DeVard (7)	1,200	*	0	*	*
Mohamed A. El-Erian (7)	11,650	*	3,675	*	*
Karen W. Katz (7)(9)	2,000	*	2,014	*	*
Westley Moore (7)	0	*	0	*	*
Eric T. Olson (7)	0	*	0	*	*
Harvey L. Sanders (7)	184,480	*	185,640	*	*
David Bergman (10)	26,835	*	150,759	*	*
Colin Browne (11)	0	*	174,883	*	*
Stephanie Pugliese (12)	0	*	39,485	*	*
All Executive Officers and Directors as a Group (7)(13)	35,129,257	15.7%	36,091,083	15.4%	64.7%
5% Stockholders
Credit Suisse AG (14)	10,429,442	4.7%			2.0%
Adage Capital Partners, L.P.(15)	11,727,141	5.3%			2.2%
BlackRock, Inc. (16)	11,815,151	5.3%			2.2%
The Vanguard Group (17)	19,583,344	8.8%			3.7%

*	Less than 1% of the shares.

(1)	Includes any stock options exercisable within 60 days of February 26, 2021 or shares issuable within 60 days of February 26, 2021 upon the vesting of RSUs.
(2)

The percentage of outstanding figures take into account the 34,450,000 shares of outstanding Class B Stock held, directly or indirectly, by Mr. Plank. These shares of Class B Stock may be converted under certain circumstances, including at the option of Mr. Plank, into shares of Class A Stock. If the shares of Class B Stock are not counted, the percentage of outstanding Class A Stock owned is as follows: Mr. Plank, less than one percent; all executive officers and directors as a group, less than one percent; Credit Suisse AG, 5.5%; Adage Capital Partners, L.P.; 6.2%, BlackRock, Inc., 6.3%; and The Vanguard Group, 10.4%.

(3)

Each share of Class A Stock has one vote, and each share of Class B Stock has ten votes. The percentage of voting power reflects the combined effects of both Class A Stock and Class B Stock. Our Class C Stock is non-voting.

(4)

Includes 181,608 shares of Class A Stock beneficially owned by Mr. Plank, and 110,621 stock options for Class A Stock that are currently exercisable. Mr. Plank’s shares of Class A Stock are held by a limited liability company controlled by Mr. Plank and he holds sole voting and investment power over these shares. In addition, Mr. Plank beneficially owns 34,450,000 shares of Class B Stock indirectly, of which 29,510,624 shares of Class B Stock are held by a limited liability company controlled by Mr. Plank and he has sole voting and investment power over these shares. With respect to the remaining 4,939,376 of these shares of Class B Stock, 1,803,400 shares are held by two limited liability companies of which Mr. Plank is a member. Mr. Plank’s wife has been appointed as the manager of these two limited liability companies, and has voting control and investment power over the shares held by these companies. The remaining 3,135,976 shares of Class B Stock are held by an irrevocable trust, of which Mr. Plank is the grantor and has the ability to replace the trustee. Thomas J. Sippel, a former director of the company, has been appointed trustee of the trust and has voting control over the shares held by the trust and shares investment power with Mr. Plank. Because the 34,450,000 shares of Class B Stock beneficially owned by Mr. Plank, which are all the shares of Class B Stock outstanding, are convertible into shares of Class A Stock on a one-for-one basis under certain circumstances, including at the option of Mr. Plank, he is also deemed to be the beneficial owner of 34,450,000 shares of Class A Stock into which the Class B Stock may be converted.

(5)

Includes 980,943 stock options for Class C Stock that are currently exercisable. In addition, Mr. Plank beneficially owns an additional 33,819,595 shares of Class C Stock, and as detailed in Note (4) above, Mr. Plank’s wife has investment power over 1,765,845 of these shares, and Mr. Plank shares investment power with the trustee of the trust described in Note (4) over 3,107,880 of these shares. Does not include RSUs for 208,225 shares of Class C Stock.

(6)	Includes 14,000 shares of Class A Stock and 14,000 shares of Class C held in trust by Mr. Frisk. Does not include RSUs for 1,173,854 shares of Class C Stock.
(7)

Does not include deferred stock units, or DSUs, for shares of either Class A Stock or Class C Stock, or RSUs for shares of Class C Stock held by non-management directors. The RSUs will be converted into DSUs for Class C Stock on a one-for-one basis upon vesting. The DSUs will be settled in shares of our Class A Stock or Class C Stock, as applicable, on a one-for-one basis six months after the director leaves the Board, or sooner upon death or disability. As of the Record Date, the non-management directors held the following amounts of DSUs and RSUs:

Name	Class A DSUs	Class C DSUs	Class C RSUs
George W. Bodenheimer	5,390	56,631	17,626
Douglas E. Coltharp	54,820	109,246	17,626
Jerri L. DeVard	0	50,529	17,626
Mohamed A. El-Erian	0	29,166	19,350
Karen W. Katz	5,121	56,360	17,626
Westley Moore	0	0	19,324
Eric T. Olson	13,758	64,609	17,626
Harvey L. Sanders	61,426	115,515	17,626

(8)

Includes 22,914 shares of Class A Stock owned by an irrevocable trust of which Mr. Coltharp’s wife is the trustee and his two children are the beneficiaries (the “Coltharp Trust”), 75,000 shares owned by his wife and 1,000 shares held by two Uniform Transfer to Minors Act accounts and 22,741 shares of Class C Stock owned by the Coltharp Trust, 75,532 shares owned by his wife and 1,006 shares held by two Uniform Transfer to Minors Act accounts.

(9)	Shares of Class A Stock and Class C Stock are held in trust.
(10)	Does not include RSUs for 168,409 shares of Class C Stock.
(11)	Does not include RSUs for 241,891 shares of Class C Stock.
(12)	Does not include RSUs for 214,520 shares of Class C Stock.
(13)	Includes shares shown as beneficially owned by the directors and executive officers as a group (17 persons). Does not include RSUs and DSUs for 2,551,222 shares of Class C Stock.
(14)

According to its report on Schedule 13G, as of December 31, 2020, Credit Suisse AG was deemed to beneficially own in the aggregate 10,429,442 shares of our Class A Stock. According to the Schedule 13G, the reporting persons had shared power to vote and dispose of all of these shares. The principal business address of Credit Suisse AG is Uetlibergstrasse 231, P.O. Box 900, CH 8070, Zurich, Switzerland.

(15)

According to their report on Schedule 13G, as of December 31, 2020, Adage Capital Partners, L.P. and certain affiliates of Adage Capital Partners, L.P., were deemed to beneficially own in the aggregate 11,727,141 shares of our Class A Stock held for investment advisory accounts. According to the Schedule 13G, the reporting persons had shared power to vote and dispose of all of these shares. The principal business address of Adage Capital Partners, L.P. is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116.

(16)

According to their report on Schedule 13G, as of December 31, 2020, BlackRock, Inc., or BlackRock, and certain affiliates of BlackRock, were deemed to beneficially own in the aggregate 11,815,151 shares of our Class A Stock. According to the Schedule 13G, the reporting persons had sole power to vote 10,372,814 shares and no power to vote 1,442,337 shares, and sole power to dispose of all of these shares. The principal business address of BlackRock is 55 East 52nd Street, New York, New York 10055.

(17)

According to their report on Schedule 13G, as of December 31, 2020, The Vanguard Group, or Vanguard, and certain affiliates of Vanguard, were deemed to beneficially own in the aggregate 19,583,344 shares of our Class A Stock. According to the Schedule 13G, the reporting persons had shared power to vote 290,507 and no power to vote 19,292,837 shares and sole power to dispose of 18,843,182 shares and shared power to dispose of 740,162 shares. The principal business address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

ELECTION OF DIRECTORS

(PROPOSAL 1)

Nine directors will be elected at the 2021 Annual Meeting to hold office until their successors are elected and qualified. There are nine nominees for election, each of whom is currently a member of our Board of Directors. Unless otherwise specified, the proxies received will be voted for the election of the following persons:

Name	Position at Under Armour, Inc.	Independent
Kevin A. Plank	Executive Chairman and Brand Chief	No
Douglas E. Coltharp	Director	✓
Jerri L. DeVard	Director	✓
Mohamed A. El-Erian	Lead Director	✓
Patrik Frisk	Chief Executive Officer and President	No
Karen W. Katz	Director	✓
Westley Moore	Director	✓
Eric T. Olson	Director	✓
Harvey L. Sanders	Director	✓

Overview of Director Nominees

We view the effectiveness of our Board of Directors through an individual and collective lens. We endeavor to have a Board that represents a range of experiences, skills and attributes and embodies principles of diversity, including gender, race and ethnicity. We believe each director nominee contributes to this goal, as described below in the biographies included in “Nominees for Election at the Annual Meeting.” For additional information about how we identify and evaluate nominees for director, see “Corporate Governance and Related Matters—Identifying and Evaluating Director Candidates” below.

Snapshot of Director Nominees

Skills and Experiences of Director Nominees

Our Corporate Governance and Sustainability Committee and Board consider the following key experiences, skills and attributes when recommending a candidate to serve on our Board:

✓

Executive Leadership and Strategy Experience: Directors who have served as CEOs or in other senior leadership roles at other organizations are uniquely positioned to advise, support and oversee our management team to achieve strategic priorities and long-term objectives and contribute practical insight into business strategy.

✓	Retail Industry Experience: Directors who have experience in the retail industry contribute a deep understanding of our fundamental business needs and industry risks.

✓

Technology, Digital and eCommerce Experience: Directors with experience in digital and technology, including managing cybersecurity risk and developing and overseeing eCommerce operations and strategy, provide critical perspective regarding our digital business strategies, technology resources and infrastructure and essential risk management functions.

✓

Marketing, Branding and Media Experience: Our brand’s strength and reputation and our connection with consumers is fundamental to our business and our strategy. Directors with consumer or brand marketing and media experience provide critical insights to our Board.

✓

Financial Expertise: We place high importance on financial discipline, accurate financial reporting and robust financial controls and compliance, and value directors with an understanding of finance and financial reporting processes. We seek to have multiple directors who qualify as audit committee financial experts.

✓

International Experience: Directors with exposure to and experience in global markets and/or diverse organizational structures, business environments and cultural perspectives (whether through the private or public sector) offer unique insight into our increasingly complex and expanding global operations.

✓

Public Company Board Experience: Directors who have served on other public company boards provide essential perspective with respect to board operations and dynamics, prioritizing stockholder interests and corporate governance best practices, including related to executive compensation, risk management and oversight of strategic, operational and compliance-related matters.

We believe that the nine director nominees together provide diverse and relevant experiences to comprise a Board that is well-positioned to provide effective oversight of our company, as illustrated in the following chart:

Nominees for Election at the Annual Meeting

Director since our founding Age: 48 Founder, Executive Chairman and Brand Chief

Kevin A. Plank

Executive Chairman and Brand Chief of Under Armour, Inc.

Mr. Plank became Under Armour’s Executive Chairman and Brand Chief in January 2020, after serving as Chief Executive Officer and Chairman of the Board of Directors from 1996 to 2019, and President from 1996 to July 2008 and August 2010 to July 2017. Mr. Plank also serves on the Board of Directors of the National Football Foundation and College Hall of Fame, Inc., and is a member of the Board of Trustees of the University of Maryland College Park Foundation.

As our founder, Brand Chief and controlling stockholder since our inception in 1996 and as the driving force behind our innovative products and our brand, Mr. Plank is uniquely qualified to serve on and lead our Board given his experience, knowledge of our industry and business and strategic vision and insight.

Director since December 2004 Age: 59 Independent Board Committees: • Audit (Chair) • Finance and Capital Planning (Chair)

Douglas E. Coltharp

Executive Vice President and Chief Financial Officer of Encompass Health Corporation

Since May 2010, Mr. Coltharp has served as Executive Vice President and Chief Financial Officer of Encompass Health Corporation (formerly HealthSouth Corporation). Before that, Mr. Coltharp served as a partner at Arlington Capital Advisors and Arlington Investment Partners, a Birmingham, Alabama based financial advisory and private equity business from May 2007 to April 2010 and as Executive Vice President and Chief Financial Officer of Saks Incorporated and its predecessor organization from 1996 to May 2007.

Mr. Coltharp’s qualifications to serve on our Board include his financial expertise and past executive leadership experience in the consumer retail sector, including 11 years as Chief Financial Officer of Saks Incorporated, a leading publicly traded consumer retailer, and his more recent executive leadership experience as Executive Vice President and Chief Financial Officer of a large publicly traded company, Encompass Health Corporation.

Director since May 2017 Age: 62 Independent Board Committees: • Human Capital and Compensation • Corporate Governance and Sustainability

Jerri L. DeVard

Former Executive Vice President, Chief Customer Officer of Office Depot, Inc.

Ms. DeVard served as Executive Vice President, Chief Customer Officer of Office Depot, Inc. from January 2018 to March 2020, leading their eCommerce and Customer Service functions and Marketing and Communications and as Executive Vice President and Chief Marketing Officer from September 2017 to December 2017. Before that, Ms. DeVard served as Senior Vice President and Chief Marketing Officer of The ADT Corporation, a leading provider of home and business security services, from March 2014 through May 2016. From July 2012 to March 2014, she was Principal of DeVard Marketing Group, a firm specializing in advertising, branding, communications and traditional/digital/multicultural marketing strategies. Before that, she served as Executive Vice President of Marketing for Nokia. Ms. DeVard served in a number of senior marketing roles throughout her career, including as Senior Vice President of Marketing and Senior Vice President, Marketing Communications and Brand Management of Verizon Communications, Inc., Chief Marketing Officer of the e-Consumer business at Citibank N.A. and other senior marketing positions at Revlon Inc., Harrah’s Entertainment, the NFL’s Minnesota Vikings and the Pillsbury Company. Ms. DeVard currently serves on the Board of Directors of Cars.com and is a member of its Compensation and Nominating and Governance Committees.

Ms. DeVard’s qualifications to serve on our Board include her broad-based and significant experience in marketing and branding and digital and eCommerce, as well as her executive leadership experience with a number of large global brands.

Director since October 2018 Age: 62 Independent Lead Director Board Committees: • Audit • Finance and Capital Planning

Mohamed A. El-Erian

Former Chief Executive Officer and Co-Chief Investment Officer of PIMCO

Dr. El-Erian served as CEO and Co-Chief Investment Officer of PIMCO, one of the world’s premier investment management firms, from December 2007 to March 2014. He currently serves as Chief Economic Advisor of Allianz, the corporate parent of PIMCO, a role he has held since March 2014, and is the President of Queens’ College, Cambridge. Dr. El-Erian joined PIMCO in 1999 as a senior member of the portfolio management and investment strategy group. In February 2006, he became president and CEO of Harvard Management Company, the entity responsible for managing the university’s endowment, before returning to PIMCO in 2007 to serve as co-CEO and co-CIO. From December 2012 to January 2017, he was chair of the U.S. President’s Global Economic Development Council. Previously, he was a managing director at Salomon Smith Barney/Citigroup in London and worked at the International Monetary Fund for 15 years, rising to the position of Deputy Director. He is a board member of the National Bureau of Economic Research serving on its Executive Committee, and chairs the Microsoft Investment Advisory Committee. Dr. El-Erian also serves as non-executive director of Barclays plc and is also a columnist for Bloomberg and a contributing editor at the Financial Times.

Dr. El-Erian’s qualifications to serve on our Board include his financial expertise, his significant international, macroeconomic and government experience and his executive leadership experience gained through his past roles, including as CEO and Co-Chief Investment Officer of PIMCO.

Director since January 2020 Age: 58 Chief Executive Officer and President

Patrik Frisk

Chief Executive Officer and President of Under Armour, Inc.

Mr. Frisk was appointed Chief Executive Officer and President of Under Armour and a member of its Board of Directors in January 2020, after serving as President and Chief Operating Officer since July 2017 when he joined the company. Mr. Frisk has more than 30 years of experience in the apparel, footwear and retail industry. Before joining Under Armour, he was Chief Executive Officer of The ALDO Group, a global footwear and accessories company. Before that, he spent more than a decade with VF Corporation where he held numerous leadership positions including Coalition President of Outdoor Americas (The North Face® and Timberland®), President of the Timberland® brand, President of Outdoor & Action Sports (EMEA), and Vice President and General Manager of The North Face®. Before joining VF Corporation, Mr. Frisk ran his own retail business in Scandinavia and held senior positions with Peak Performance and W.L. Gore & Associates.

Mr. Frisk’s qualifications to serve on our Board include his extensive leadership experience in the apparel, footwear and retail industry and serving as our current CEO.

Director since October 2014 Age: 64 Independent Board Committees: • Audit • Finance and Capital Planning

Karen W. Katz

Former President and Chief Executive Officer of Neiman Marcus Group LTD LLC

Ms. Katz served as President and CEO of Neiman Marcus Group LTD LLC, one of the world’s leading luxury and fashion retailers, from 2010 to February 2018. Having joined Neiman Marcus in 1985, Ms. Katz served in key executive and leadership roles in the company’s merchant, stores and eCommerce organizations as Executive Vice President—Stores, a member of the Office of the Chairman of Neiman Marcus Group, and President, Neiman Marcus Online, and President and CEO, Neiman Marcus Stores. Ms. Katz serves on the Board of Directors of Humana Inc. and is a member of its Nominating, Governance & Sustainability and Technology Committees, on the Board of Directors of Casper Sleep Inc. and is a member of its Compensation Committee and Chair of its Nominating and Governance Committee and on the Board of Directors of The RealReal, Inc.

Ms. Katz’s qualifications to serve on our Board include her digital and eCommerce experience and her executive leadership experience in the consumer retail sector with Neiman Marcus Group, including as President and Chief Executive Officer.

Director since October 2020 Age: 42 Independent Board Committees: • Corporate Governance and Sustainability

Westley Moore

Chief Executive Officer of the Robin Hood Foundation

Mr. Moore has served as Chief Executive Officer of the Robin Hood Foundation, one of New York City’s largest poverty-fighting organizations since April 2017. He has announced his expected departure effective May 2021. Before that, Mr. Moore founded and served as Chief Executive Officer of BridgeEdU, an innovative technology platform addressing the college completion and job placement crisis from July 2014 to February 2017 and served as its Chairman from June 2017 to June 2019, when it was acquired. Mr. Moore worked as an investment banker with Citigroup and served as a White House Fellow to Secretary of State Condoleezza Rice from 2006-2007. Mr. Moore is a decorated army combat veteran and a New York Times and Wall Street Journal bestselling author. Mr. Moore currently serves on the Board of Directors of Longview Acquisition Corp. and is a member of its Audit, Compensation and Nominating and Corporate Governance Committees, on the Board of Directors of Green Thumb Industries Inc. and is a member of its Audit and Compensation Committees and on the Board of Directors of IAC/INTERACTIVECORP.

Mr. Moore’s qualifications to serve on our Board include his wide-ranging experiences in digital and technology, government, entrepreneurship and executive leadership, including as the Chief Executive Officer of the Robin Hood Foundation and the founder and former Chief Executive Officer and Chairman of BridgeEdU.

Director since July 2012 Age: 69 Independent Board Committees: • Corporate Governance and Sustainability (Chair)

Eric T. Olson

Admiral U.S. Navy (Retired) and former Commander of U.S. Special Operations Command

Admiral Olson retired from the United States Navy in 2011 as an Admiral after 38 years of military service. He served in special operations units throughout his career, during which he earned a Master’s Degree in National Security Affairs and was awarded several decorations for leadership and valor including the Defense Distinguished Service Medal and the Silver Star. Admiral Olson’s career culminated as the head of the United States Special Operations Command from July 2007 to August 2011, where he was responsible for the mission readiness of all Army, Navy, Air Force, and Marine Corps special operations forces. In this capacity, he led over 60,000 people and managed an annual budget in excess of ten billion dollars. Admiral Olson served as Chief Executive Officer of HANS Premium Water, a clean water solution for homes, from June 2019 to May 2020. He has served as President and Managing Member of ETO Group, LLC since September 2011, supporting a wide range of private and public sector organizations. Admiral Olson also serves on the Board of Directors of Iridium Communications, Inc. and is a member of its Nominating and Corporate Governance committee. Admiral Olson also serves as Chairman Emeritus of the non-profit Special Operations Warrior Foundation.

Admiral Olson’s qualifications to serve on our Board include his experience in technology and his significant government and leadership experience as an Admiral in the United States Navy, including his management of a large and complex organization as head of the United States Special Operations Command.

Director since November 2004 Age: 71 Independent Board Committees: • Human Capital and Compensation (Chair)

Harvey L. Sanders

Former Chief Executive Officer and Chairman of Nautica Enterprises, Inc.

Mr. Sanders is the former Chairman of the Board of Directors, Chief Executive Officer and President of Nautica Enterprises, Inc. He served as Chairman from 1993 to 2003 and as Chief Executive Officer and President from 1977 to 2003, until VF Corporation acquired Nautica Enterprises, Inc. in 2003. Mr. Sanders currently serves as a member of the Board of Directors for the Boomer Esiason Foundation for Cystic Fibrosis and the enCourageKids Foundation and as a member of the Board of Trustees of the University of Maryland College Park Foundation.

Mr. Sanders’ qualifications to serve on our Board include his executive leadership experience in the consumer retail sector, including over 25 years as President and Chief Executive Officer and 10 years as Chairman of the Board of Nautica Enterprises, Inc., a former leading publicly-traded apparel brand and retailer.

The election of each director requires a plurality of the votes cast at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” the election of the nine nominees for director.

George Bodenheimer, who has served as a director of our company since 2014, is not standing for reelection at the Annual Meeting. The Board thanks Mr. Bodenheimer for his many years of service to our company.

Director since August 2014 Age: 62 Independent Board Committees: • Human Capital and Compensation • Corporate Governance and Sustainability

George W. Bodenheimer

Former President of ESPN, Inc. and ABC Sports

Mr. Bodenheimer served as Executive Chairman of ESPN, Inc., a multimedia, multinational sports entertainment company from January 2012 to June 2014, and served as Acting Chairman of ESPN from December 2017 to March 2018. Prior thereto, he served as Co-Chairman of Disney Media Networks from April 2004 to January 2012, President of ABC Sports from March 2003 to January 2012 and President of ESPN from November 1998 to January 2012. With ESPN since 1981, Mr. Bodenheimer served in a variety of senior sales and marketing positions before he was appointed as President. From September 2013 to September 2020, Mr. Bodenheimer served on the Board of Directors of Sirius XM Holdings, Inc.

CORPORATE GOVERNANCE AND RELATED MATTERS

Corporate Governance Highlights

Our Board of Directors has a long-standing commitment to sound and effective corporate governance, which begins with and fully reflects our Purpose and Values, set forth at the beginning of this Proxy Statement. Our strong corporate governance practices, including those highlighted below, are codified in our Corporate Governance Guidelines and other key governance documents, and demonstrate the commitment of our Board of Directors to enabling an effective structure to support the successful oversight of our business and long-term objectives:

✓	Separate Chairman and CEO

✓	Lead independent director

✓	Majority independent Board

✓	Fully independent Board committees

✓	Regular executive sessions of non-management directors

✓	Risk oversight

✓	Full access to management and internal and external auditors

✓	Board and committees have authority to engage independent advisors as they deem appropriate

✓	Board oversight of succession planning for the CEO and other senior management

✓	Annual Board and committee self-evaluation

Board Leadership Structure

Our governing documents provide our Board of Directors discretion to combine or separate the positions of Chairman and Chief Executive Officer as it may deem appropriate in light of prevailing circumstances. Currently, Kevin Plank serves as our Executive Chairman and Brand Chief, and Patrik Frisk serves as our Chief Executive Officer and President and a member of the Board. We believe that the current separation of the roles of Chairman and Chief Executive Officer is appropriate given our company’s strategic and operational priorities. This structure allows the Chief Executive Officer to focus on our company’s business, operations and strategy, while continuing to leverage the Chairman’s experience, perspective and vision.

To further strengthen our corporate governance structure and provide independent oversight of our company, on an annual basis our non-management directors elect an independent director to serve as Lead Director. Dr. El-Erian has been elected to serve as our Lead Director. He acts as a liaison between our Board’s non-management directors and Mr. Plank, Mr. Frisk and the other members of our management team, chairs regular executive sessions of the Board without Mr. Plank and Mr. Frisk present, and performs other functions as requested by the non-management directors.

Independence of Directors

Our Board of Directors currently consists of ten directors, eight of which (80%) are independent non-management directors. George Bodenheimer, who has served as an independent director of our company since 2014, is not standing for reelection at the Annual Meeting.

The Board has determined that the following seven directors standing for election at our 2021 Annual Meeting are independent under the corporate governance listing standards of the New York

Stock Exchange, or NYSE: Douglas E. Coltharp, Jerri L. DeVard, Mohamed A. El-Erian, Karen W. Katz, Westley Moore, Eric T. Olson and Harvey L. Sanders. Mr. Plank and Mr. Frisk are not independent because they are our Executive Chairman and Brand Chief and Chief Executive Officer, respectively.

Our charter includes additional factors for the Board to consider when determining whether a director will be “independent” under the NYSE standards. Specifically, the Board must consider whether any independent directors have any material financial or service relationship with Mr. Plank or any of his family members. The Board has considered these factors and determined that none of the independent directors have any such relationships. A copy of our charter that includes these requirements is available through our website at https://about.underarmour.com/investor- relations/governance, under “Investors-Corporate Governance.”

Role of Board in Risk Oversight

Our Board of Directors is responsible for overseeing our management team’s overall approach to risk management. Our Board of Directors regularly reviews our financial and strategic plans and objectives, including the risks that may affect the achievement of these plans and objectives, and receives regular reports from our Chief Executive Officer, Chief Financial Officer, General Counsel and other key executive officers regarding various enterprise risk matters. In accordance with our Corporate Governance Guidelines, our non-management directors also meet at least once each year in executive session with our Chairman and Chief Executive Officer to review succession planning for our Chief Executive Officer and other senior executive positions.

In addition, our Board of Directors has delegated to each Board committee primary responsibility to oversee the management of risks that fall within their respective areas of responsibility, as described further below. In performing this function, each Board committee has full access to management, as well as the ability to engage independent outside advisors. At each Board meeting, the chairperson of each Board committee reports on the applicable committee’s activities, including risk management, which provides an opportunity to discuss significant risks with the full Board.

•

Audit Committee: Under its charter, the Audit Committee’s responsibilities include inquiring of management and our independent registered public accounting firm about significant financial risks or exposures, the company’s processes and policies for risk assessment and the steps management has taken to mitigate these risks to the company. The committee receives periodic reports from management on our enterprise risk management program and our risk mitigation efforts. The committee also oversees our legal and regulatory compliance programs and our internal audit function and receives regular reports regarding our cybersecurity risks, with at least one comprehensive briefing by senior management annually and periodic updates as appropriate.

•

Human Capital and Compensation Committee: The Human Capital and Compensation Committee has the responsibility to review the risks of our compensation policies and practices, including the review of our annual compensation risk assessment. Beginning in 2021, the committee also oversees risks related to our company’s key human capital management strategies and programs, including relating to diversity, equity and inclusion.

•

Corporate Governance and Sustainability Committee: Beginning in late 2020, the Corporate Governance and Sustainability Committee oversees risks relating to sustainability, including environmental and human rights issues and impacts.

•

Finance and Capital Planning Committee: The Finance and Capital Planning Committee oversees certain financial matters and risks relating to our capital structure and liquidity, hedging and foreign currency transactions, acquisitions and divestitures and significant capital projects.

Board Meetings and Committees

Our Board meets regularly throughout the year. During 2020, there were 13 meetings of the Board and several committee meetings as noted in the table below, including several special meetings relating to key financing transactions, the divestiture of the MyFitnessPal platform and the COVID-19 pandemic. In 2020, all directors attended at least 75% of the aggregate meetings of the Board and the committees of which they were members during that period. In accordance with our Corporate Governance Guidelines, our non-management directors also meet in executive sessions without management at each regularly scheduled Board meeting.

Our Board has the following four standing committees: an Audit Committee, a Human Capital and Compensation Committee, a Corporate Governance and Sustainability Committee and a Finance and Capital Planning Committee. The table below provides current membership and meeting information for 2020 for each of these committees.

Name	Audit Committee	Human Capital and Compensation Committee	Corporate Governance and Sustainability Committee	Finance and Capital Planning Committee
George W. Bodenheimer(1)		✓	✓
Douglas E. Coltharp	C			C
Jerri L. DeVard		✓	✓
Mohamed A. El-Erian	✓			✓
Karen W. Katz	✓			✓
Westley Moore(2)			✓
Eric T. Olson			C
Harvey L. Sanders		C
Total Meetings in 2020	14	8	5	9

✓ = Committee Member

C = Committee Chair

(1)	Mr. Bodenheimer is not standing for reelection at the Annual Meeting.
(2)	Upon being appointed to our Board, Mr. Moore became a member of the Corporate Governance and Sustainability Committee on October 1, 2020.

The functions performed by these standing committees are summarized below and are set forth in more detail in their charters. The complete text of the charters for each standing committee can be found on our website at https://about.underarmour.com/investor-relations/governance, under “Investors-Corporate Governance.” The Board has determined that each member of the Audit, Human Capital and Compensation and Corporate Governance and Sustainability Committees is independent as required under NYSE listing standards and our charter. Each member of our Finance and Capital Planning Committee is also independent.

Audit Committee

The Audit Committee assists the Board of Directors with oversight of matters relating to accounting, internal control, auditing, financial reporting, risk and legal and regulatory compliance. The committee oversees the audit and other services provided by our independent registered public accounting firm, and is directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent registered public accounting firm, which reports directly to the committee. The committee also oversees the company’s internal audit function and the chief audit executive, who reports directly to the committee. The Audit Committee Report for 2020 is included in this Proxy Statement under “Audit Committee Report.”

The Board has determined that all of the committee members are independent, financially literate and qualify as “audit committee financial experts” under SEC rules and NYSE listing standards.

Human Capital and Compensation Committee

The Human Capital and Compensation Committee approves the compensation of our Chief Executive Officer, or CEO, and our other executive officers, administers our executive benefit plans, including the granting of awards under our equity incentive plans, and advises the Board on director compensation. In February 2021, the Board expanded the role and responsibilities of the Compensation Committee, renamed the Human Capital and Compensation Committee, to include primary oversight of our company’s key human capital management strategies and programs, including relating to diversity, equity and inclusion.

Our CEO, Executive Chairman and Brand Chief and other senior executives evaluate the performance of our executive officers and make recommendations to the Human Capital and Compensation Committee concerning their compensation. The committee considers these evaluations and recommendations, and its evaluation of the Executive Chairman and Brand Chief and the CEO in determining the compensation of our Executive Chairman and Brand Chief, CEO and our other executive officers.

The Human Capital and Compensation Committee is also primarily responsible for reviewing and assessing risks arising from our compensation policies and practices. In early 2021, the committee conducted, with the assistance of management, a risk assessment of our compensation policies and practices, which included a review of our material compensation programs, the structure and nature of these programs, the short-term and long-term performance incentive targets used in these programs and how they relate to our business plans and creating stockholder value, corporate governance policies with respect to our compensation programs and other aspects of our compensation programs. Based on this review and assessment, the committee concluded that the risks related to our compensation policies and practices are not reasonably likely to have a material adverse effect on our company.

Pursuant to its charter, the Human Capital and Compensation Committee has the authority to obtain advice and assistance from advisors, including compensation consultants. In 2020, the committee engaged the services of an independent compensation consultant, Willis Towers Watson, or WTW, to provide executive compensation consulting services to the committee. This independent consultant reports directly to the committee and the committee retains sole authority to retain and terminate the consulting relationship. In carrying out its responsibilities, the independent consultant collaborates with management to obtain data, provide background on compensation programs and practices, and clarify pertinent information. The committee obtained from the independent consultant competitive market data on compensation for executives to assess generally the competitiveness of our executive compensation. The competitive market data was based on a peer group and WTW’s published industry survey data. The committee generally has not relied on the independent consultant to determine or recommend the amount or form of executive compensation.

Additional information concerning the processes and procedures for considering and determining executive officer compensation is included in the “Compensation Discussion and Analysis” section of this Proxy Statement. The Human Capital and Compensation Committee Report for 2020 is included under the “Human Capital and Compensation Committee Report” section of this Proxy Statement.

A description of the compensation program for our non-management directors, including updates to the program for 2021, is included below under the “—Compensation of Directors” section of this Proxy Statement. In late 2020, management researched director compensation practices of competitor companies and reviewed the data with the committee. The committee also reviewed a summary of published third-party surveys on public company director compensation practices of similarly sized companies and director compensation of industry peers. These materials were shared with and reviewed by WTW, the committee’s independent consultant.

Corporate Governance and Sustainability Committee

The Corporate Governance and Sustainability Committee identifies individuals qualified to become members of our Board of Directors, recommends candidates for election or reelection to our Board, oversees the evaluation of our Board and advises our Board regarding committee composition and structure and other corporate governance matters, including reevaluating our Corporate Governance Guidelines on an annual basis. In November 2020, the Board expanded the role and responsibilities of the Corporate Governance Committee, renamed the Corporate Governance and Sustainability Committee, to also oversee our company’s significant strategies, programs, policies and practices relating to sustainability (including environmental and human rights issues and impacts) and corporate responsibility.

Finance and Capital Planning Committee

The Finance and Capital Planning Committee assists our Board in overseeing our company’s financial and capital investment policies, planning and activities, including matters relating to our capital structure and liquidity, hedging and foreign currency transactions, acquisitions and divestitures and capital projects.

Stockholders Meeting Attendance

Directors are encouraged to attend annual meetings of stockholders, but we have no specific policy requiring directors’ attendance at such meetings. All of our directors who were directors at that time attended our 2020 Annual Meeting of Stockholders.

Identifying and Evaluating Director Candidates

The Corporate Governance and Sustainability Committee recommends to the Board candidates to fill vacancies or for election or reelection to the Board. The Board then appoints new Board members to fill vacancies or nominates candidates each year for election or reelection by stockholders. The committee does not have a specific written policy or process regarding the nominations of directors, nor does it maintain minimum standards for director nominees other than as set forth in the committee’s charter as described below.

The Corporate Governance and Sustainability Committee’s charter requires the committee to establish criteria for selecting new directors, which reflects at a minimum a candidate’s strength of character, judgment, business experience, specific areas of expertise, factors relating to the composition of the Board, including its size and structure, and principles of diversity, including gender, race and ethnicity. The committee also considers the statutory requirements applicable to the composition of the Board and its committees, including the NYSE’s independence requirements. The committee considers each candidate’s experiences, skills and attributes relative to what skills and experiences can best contribute to our Board’s effective operation, particularly in light of our company’s evolving needs and long-term strategy. We believe the nominees for election to the Board contribute a wide range of experiences, skills and attributes to comprise a Board that is well-positioned to provide effective oversight of our company, as illustrated above in each director’s biography set forth in “Election of Directors—Nominees for Election at the Annual Meeting” and the charts included in “Election of Directors—Overview of Director Nominees.”

The Board has not established term limits for directors because of the concern that term limits may deprive the company and its stockholders of the contribution of directors who have developed valuable insights into the company and its operations over time. The tenure of our non-management directors ranges from less than one to sixteen years, with an average tenure of 7.8 years. We have added three new independent directors since mid-2017. We believe the tenure of our Board members provides an appropriate balance of expertise, experience, continuity and perspective that serves the best interests of our stockholders. Our Corporate Governance Guidelines do provide that a director is expected not to stand for reelection after the age of 75. For additional information regarding the age and tenure of the nine director nominees for election at the Annual Meeting, see “Election of Directors.”

The Corporate Governance and Sustainability Committee does not have a formal policy with respect to considering diversity, including gender, race and ethnicity, in identifying director nominees. Consistent with the committee’s charter, when identifying director nominees, the committee considers general principles of diversity, and does so in the broadest sense, considering diversity in terms of business leadership, experience, industry background and geography, as well as gender, race and ethnicity. However, the committee and the Board believe that considering gender, racial and ethnic diversity is consistent with creating a Board that best serves our company’s needs and the interests of our stockholders, and they are important factors considered when identifying individuals for Board membership. The committee strives for directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and oversight of our business, and we hope to continue to attract directors with a broader range of backgrounds and experiences. For additional information regarding the diversity of the nine director nominees for election at the Annual Meeting, see “Election of Directors—Overview of Director Nominees.”

The Corporate Governance and Sustainability Committee periodically considers criteria for identifying possible new director candidates as needed, in consultation with the CEO and Chairman of the Board and other Board members and management, and works with management and other Board members in recruiting new candidates. Candidates identified through this process are considered by the full committee for possible recommendation to the Board. From time to time, the committee uses the services of a third-party search firm to assist it in identifying and screening candidates. Mr. Moore was elected to the Board in October 2020. Mr. Plank, our Executive Chairman and Brand Chief and largest stockholder, recommended Mr. Moore to our Corporate Governance and Sustainability Committee for consideration, which unanimously recommended him for nomination.

In addition, the Corporate Governance and Sustainability Committee will consider director candidates suggested by stockholders. Any stockholder who wishes to recommend a director candidate for consideration by the committee may do so by submitting the candidate’s name and qualifications to the committee’s chairman. See “Communications with Directors” above for how to communicate with the chairman of the committee. Our Bylaws include requirements for direct nominations by a stockholder of persons for election to our Board. These requirements are described under “Stockholder Proposals” at the end of this Proxy Statement.

Environmental, Social and Governance Oversight

We are a purpose-led, values-based organization. Our Purpose — We Empower Those Who Strive for More — articulates why Under Armour exists. Our Values, which are listed at the beginning of this Proxy Statement, capture the beliefs and behaviors that shape our culture and define how we operate as a company and global citizen. Our Purpose and Values steer the ambitions we set as an organization, the questions we ask to guide our strategy and planning, the decisions we make for our culture and brand and the actions we take, including with respect to environmental and social issues.

Sustainability

Beginning in November 2020, our Board of Directors has delegated to our Corporate Governance and Sustainability Committee oversight of our significant sustainability strategies, programs, policies and practices. The committee receives regular updates from our Chief Sustainability Officer on these matters, and reviews and approves significant sustainability and corporate responsibility policies and reports.

Our corporate strategy is based on responsible business practices, including a commitment to sustainability and championing human rights. Our sustainability strategies and goals are reviewed and approved by our Chief Executive Officer and President, our Executive Leadership Team and our Sustainability Leadership Council, composed of our Chief Sustainability Officer, Chief Operating Officer, Chief Product Officer and General Counsel. Our Sustainability team, led by our Chief Sustainability Officer, is responsible for the implementation and day-to-day management of our sustainability program, which addresses environmental and human rights issues and impacts. We encourage you to learn more about our sustainability initiatives by reviewing our website at https://about.underarmour.com/community/sustainability.

Diversity, Equity and Inclusion

Our commitment to diversity, equity and inclusion starts with our Board of Directors and its ongoing commitment to considering principles of diversity, including gender, race and ethnicity, in identifying new director candidates, as described in “Identifying and Evaluating Director Candidates” above. In 2020, our Board of Directors received regular updates on our diversity, equity and inclusion strategy and initiatives. Beginning in 2021, our Board has delegated to our Human Capital and Compensation Committee oversight of our key human capital management strategies and programs, including with respect to diversity, equity and inclusion. The committee regularly reviews our progress towards achieving our diversity, equity and inclusion goals.

Our Purpose challenges us continually to protect and evolve our culture. Our Values reflect our foundational belief that having an engaged, diverse and committed workforce enhances our culture and drives our business success, ultimately helping us deliver the most innovative products that make athletes better. We have set measurable goals for improving diversity amongst our team, including a commitment to increase the number of historically underrepresented employees throughout our leadership levels by 2023. These goals are publicly outlined at https://about.underarmour.com/community/diversity-equity-inclusion, where we also publish our representation statistics annually. We are also committed to increasing representation of women in our business’s critical areas, particularly in leadership, commercial and technical roles globally. Our annual incentive plan for all employees, including our executives as described below in “Executive Compensation—Compensation Discussion and Analysis—Components of Our 2020 Compensation Program”, incorporates performance measures to further our diversity, equity and inclusion goals.

Availability of Corporate Governance Information

For additional information on our corporate governance, including Board committee charters, our Corporate Governance Guidelines and our code of business conduct and ethics, visit our investor relations website at https://about.underarmour.com/investor-relations/governance, under “Investors- Corporate Governance.”

Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines to align the financial interests of the company’s executives and non-management directors with the interests of our stockholders. The guidelines currently provide that executive officers should own company stock with a value at least equal to six times the annual base salary for the Chief Executive Officer, three times annual base salary for Executive Vice Presidents and one times annual base salary for all other executive officers, in each case based on the average closing price of our stock for the prior calendar year. The guidelines provide that non-management directors should own company stock with a value at least equal to three times the amount of the annual retainer paid to directors. Executive officers are expected to achieve the stock ownership levels under these guidelines within five years of their hire or promotion to executive officer and non-management directors within three years of joining our Board. The company’s stock ownership guidelines can be found on our website at https://about.underarmour.com/investor-relations/governance, under “Investors-Corporate Governance.”

All executive officers and non-management directors are in compliance with the guidelines as of the last measuring date, except for persons new to their roles within the last few years. We anticipate our remaining executive officers and non-management directors will be in compliance with the guidelines within the required time frame.

Communication with Directors

If stockholders or other interested parties wish to communicate with non-management directors, they should write to Under Armour, Inc., Attention: Corporate Secretary, 1020 Hull Street, Baltimore, Maryland 21230. Further information concerning contacting our Board is available through our investor relations website at https://about.underarmour.com/investor-relations/governance, under “Investors- Corporate Governance.”

Indemnification of Directors in Derivative Actions

Under the Maryland General Corporation Law (the “MGCL”), we are required to report to stockholders in this Proxy Statement certain information regarding the indemnification or advancement of expenses to members of our Board. As disclosed in our 2020 10-K, certain of our directors and officers have been named as defendants in certain derivative actions brought against the company (the “derivative actions”). Under our Bylaws and the MGCL, our directors and officers may be entitled to indemnification and advancement of legal expenses in certain circumstances in connection with these derivative actions. As the legal representation of our directors other than Mr. Plank and Mr. Frisk is currently combined with the legal representation of our company, we have not advanced or reimbursed expenses of any of our directors other than Mr. Plank and Mr. Frisk to date. During 2020, we advanced approximately $45,000 and $141,000 of legal expenses for Mr. Plank and Mr. Frisk, respectively.

Compensation of Directors

Retainers

The compensation arrangement for non-management directors during 2020 was as follows:

Annual Retainer for each Director	$75,000
Annual Retainer for Committee Chairs
Audit Committee	$20,000
Human Capital and Compensation Committee	$17,500
Corporate Governance and Sustainability Committee	$15,000
Finance and Capital Planning Committee	$15,000
Annual Retainer for Committee Members	$10,000
Annual Retainer for Lead Director	$75,000

In April 2020, we announced that members of our board of directors would voluntarily reduce their retainer fees by 25% in response to the COVID-19 crisis. This decision was made as we announced widespread store closures and temporary layoffs impacting our store and distribution center employees. The reduction in retainer fees continued through September 2020, and the impacts of these reductions are reflected in the “Director Compensation for 2020” table below.

The cash retainers are payable in quarterly installments and directors have the option to defer the cash retainers into deferred stock units pursuant to the Non-Employee Directors Deferred Stock Unit

Plan. Beginning with the second quarter of 2016, we began issuing deferred stock units for shares of our Class C Stock rather than our Class A Stock. Deferred stock units will be settled in shares of our Class A Stock or Class C Stock (as applicable) on a one-for-one basis six months after the director leaves the Board, or sooner upon death or disability. During 2020, we did not pay separate fees for attendance at any Board or standing committee meetings.

Equity Awards

Non-management directors also receive the following equity awards:

•	Upon initial election to the Board, an award of restricted stock units for shares of Class C Stock valued (on the grant date) at $100,000 with the units vesting in three equal annual installments; and

•

An annual award of restricted stock units for shares of Class C Stock valued (on the grant date) at $150,000 following each Annual Meeting of Stockholders, with the units vesting in full at the following year’s Annual Meeting of Stockholders.

The restricted stock units vest in full upon the director’s death or disability or upon a change in control of Under Armour. The restricted stock units are forfeited if the director leaves the Board for any other reason prior to the scheduled vesting term. Upon vesting of the restricted stock units, the restricted stock units are converted into deferred stock units with the shares delivered six months after the director leaves the Board, or sooner upon death or disability.

The table below sets forth information concerning the compensation of our non-management directors for 2020.

Director Compensation for 2020

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
George W. Bodenheimer	83,126	150,000	233,126
Douglas E. Coltharp	92,604	150,000	242,604
Jerri L. DeVard	79,480	150,000	229,480
Mohamed A. El-Erian	121,407	150,000	271,407
Karen W. Katz	83,126	150,000	233,126
A.B. Krongard(4)	61,979	0	61,979
Westley Moore	21,250	200,000	221,250
Eric T. Olson	78,750	150,000	228,750
Harvey L. Sanders	80,938	150,000	230,938

(1)

As discussed above, non-management directors voluntarily reduced their fees earned or paid in cash from April through September 2020. Non-management directors may elect to defer cash retainers into deferred stock units pursuant to the Non-Employee Directors Deferred Stock Unit Plan as described above. The table below sets forth the amount of cash deferred and the number of deferred stock units of Class C Stock received for those directors who made this election.

Name	2020 Cash Deferred ($)	Deferred Stock Units (#)
George W. Bodenheimer	83,126	8,545
Douglas E. Coltharp	92,604	9,426
Jerri L. DeVard	79,480	8,077
Mohamed A. El-Erian	83,126	8,545
Karen K. Katz	83,126	8,545
A.B. Krongard(4)	42,500	5,705
Westley Moore	0	0
Eric T. Olson	78,750	8,095
Harvey L. Sanders	80,938	8,320

(2)

The amount in this column reflects the aggregate grant date fair value in accordance with applicable accounting guidance of the Class C Stock awards granted in 2020. Each non-management director, except for Dr. El-Erian and Mr. Moore, held restricted stock units for 17,626 shares of Class C Stock as of December 31, 2020. As of December 31, 2020, Dr. El-Erian held restricted stock units for 19,350 shares of Class C Stock, which includes restricted stock units awarded when he was appointed to the Board in October 2018. Mr. Moore held restricted stock units for 19,324 shares of Class C Stock, which includes restricted stock units awarded when he was appointed to the Board in October 2020.

(3)

We have disclosed the assumptions made in the valuation of the stock awards in “Stock-Based Compensation” under Note 15 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

(4)

Mr. Krongard served on our Board of Directors through our 2020 Annual Meeting of Stockholders on May 27, 2020. As previously disclosed, Mr. Krongard did not stand for re-election at that meeting. Shares underlying Mr. Krongard’s deferred stock units were delivered to him six months after his departure from our Board, in accordance with their terms. From January 1, 2020 through May 27, 2020, Mr. Krongard served as the Lead Director and Chair of the Audit Committee. Following Mr. Krongard’s departure from our Board, Mr. El-Erian was elected as the Lead Director and Mr. Coltharp was appointed as Chair of the Audit Committee.

Update to Retainer Fees for 2021

The current arrangements for our Board compensation have been in place since 2019. The Human Capital and Compensation Committee reviewed director compensation in late 2020. For further discussion of this review, see “—Board Meetings and Committees—Human Capital and Compensation Committee” above. After this review, the committee and the Board believed that certain elements of our director compensation were not in line with competitive practices and that changes were appropriate to bring our director compensation more in line with director compensation in our industry. They did not recommend any changes to the annual cash retainer or annual equity award for Board members. However, the committee recommended and the Board approved an increase of $5,000 in the annual retainer for Committee Chairs to the amounts set for the below (effective January 1, 2021):

Audit Committee	$25,000
Human Capital and Compensation Committee	$22,500
Corporate Governance and Sustainability Committee	$20,000
Finance and Capital Planning Committee	$20,000

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following is a discussion and analysis of our compensation policies and decisions regarding the 2020 compensation for our executive officers named in the compensation tables in this Proxy Statement.

Executive Summary

Fiscal year 2020 challenged our business, our customers and global retail in an unprecedented manner. Throughout the year, we remained focused on protecting the health and safety of our employees, athletes and consumers, working with our customers and suppliers to minimize potential disruptions and supporting our community to address challenges posed by the global COVID-19 pandemic. Amid this consistently uncertain environment, we simultaneously executed a significant restructuring plan. Our actions in response to these factors included:

•	Implementing enhanced health and safety measures for our consumers and our team;

•

Actively managing our liquidity and costs in response to uncertain conditions, including through significant cost savings measures, amending our credit facility to ensure proper access to liquidity, and accessing the capital markets to secure long-term capital;

•	Refining our operating model to rebalance our cost base to strengthen our ability to deliver long-term profitable growth for our stockholders over the long term;

•	Elevating and refocusing our digital strategy, including the relaunch of our North American eCommerce platform and the divestiture of the MyFitnessPal platform;

•	Continuing to deliver innovative performance products (apparel, footwear and accessories) along with premium consumer experiences; and

•	Accelerating our diversity, equity and inclusion efforts.

In 2020, our business performance was significantly impacted by COVID-19, with net revenues down 15% compared to the prior year. One of the most considerable impacts affecting our full-year results was the closure of the vast majority of our company-owned retail locations, partner doors and wholesale partner businesses during mid-March through early June. By the end of the third quarter, the vast majority of our company-owned and partner doors had reopened, along with most of our wholesale partner businesses. However, many still operated at a reduced capacity due to local restrictions. During the fourth quarter and into the first quarter of 2021, however, door closures (owned, partner and wholesale) again increased – particularly in Europe – as the virus’s resilience continued to dictate appropriate caution depending on local requirements and restrictions.

2020 Compensation Highlights

For 2020, our named executive officers demonstrated exceptional leadership in managing our business through the COVID-19 pandemic while continuing our efforts to transform our operating model. The continued evolution of the impact of COVID-19 on our business, however, impacted the design of our 2020 executive compensation program and the payments received by our executives in several ways:

•	Base Salary Reductions: Effective April 1, 2020, our executive officers agreed to reduce their base salaries by 25% temporarily. These reductions continued for six months through September 30, 2020.

•

Annual Cash Incentive Plan Reductions: Upon management’s recommendation, our Human Capital and Compensation Committee established an annual cash incentive award program for our executive officers with target award levels reduced by 50% from the historical award amounts and no stretch opportunity available.

•

Focused Target Setting: The performance targets established under our annual cash incentive plan were measured based on financial and operational targets focused explicitly on three critical areas: capital preservation in light of the ongoing impact of COVID-19, the achievement of specified strategic business objectives and advancement of our diversity, equity and inclusion efforts. Historically, this plan considered adjusted operating income performance. We achieved the target level of performance under the 2020 performance targets but significantly reduced award levels as noted above.

•

Total Equity Award Reductions: Given the impact of COVID-19 on our ability to reliably forecast our sales and profitability, management recommended, and the Human Capital and Compensation Committee approved, a change in the mix of annual equity awards from 50% time based and 50% performance based to 100% time based. The value of the awards that would have been granted with performance conditions was reduced by 50% in light of the removal of performance conditions and significant decreases in our stock price experienced in early 2020. Therefore, total grant date values for the annual equity awards for our CEO and other named executive officers were reduced by 25%, with no stretch opportunity available. Mr. Plank (who typically receives stock options instead of restricted stock units) requested that he not receive any time based awards in lieu of performance based awards. Therefore, his annual equity award was reduced by 50% from the historical grant date value.

•

Forfeiture of Prior Awards: All of the performance based equity awards granted in February 2019 (based on combined 2019-2020 financial targets) were forfeited in full in light of the reduced sales due to COVID-19, with no adjustments to prior targets or substitute awards granted.

These changes to program design resulted in significant declines in our executive officers’ total target compensation in 2020. After implementing these changes, Mr. Frisk’s total target compensation in 2020 was reduced by approximately 28%, and Mr. Plank’s by nearly 50%. Our other named executive officers experienced reductions of approximately 23-25%.

Advisory Vote to Approve Executive Compensation

At our 2020 Annual Meeting of Stockholders, we held an advisory vote to approve executive compensation, commonly referred to as “say on pay.” The Human Capital and Compensation Committee values the opinions expressed by stockholders in these votes. While these votes are advisory and non-binding, the Human Capital and Compensation Committee and the Board review the voting results and seek to determine the cause or causes of any significant negative voting result. Voting results provide little detail by themselves, and we may consult directly with stockholders to better understand issues and concerns not previously presented.

Our stockholders approved our “say on pay” proposal at our 2020 Annual Meeting of Stockholders, with approximately 98% of the votes cast voting to approve our executive compensation. The Human Capital and Compensation Committee reviewed the voting results, which indicated a strong level of support.

As discussed above, the impact of COVID-19 on our business and performance significantly influenced the design of our compensation program during 2020. The Human Capital and Compensation Committee considered voting results and feedback received from stockholders in past years when evaluating the design of the 2020 program. The committee will continue to consider results from the annual “say on pay” advisory vote, including the results from the upcoming 2021 Annual

Meeting of Stockholders and other stockholder input, when reviewing executive compensation programs, principles and policies.

Executive Compensation Features

We believe our executive compensation programs incorporate best practices that seek to drive business performance and align our executives with stockholder interests:

What We Do	What We Don’t Do

✓  Pay for performance by tying the majority of executive compensation to pre-established, quantifiable performance goals or our stock price

✓  Double trigger provisions for all equity awards

✓  Balance of short and long-term performance metrics

✓  “Clawback” provisions in our annual cash incentive plan and long-term incentive plan

✓  Independent executive compensation consultant

✓  Stock ownership guidelines for executive officers

✓  Conduct annual stockholder “say on pay” advisory vote

×   Employment contracts (unless required by local law)

×   Pension or supplemental retirement plan

×   Guaranteed salary increases for executive officers

×   Contributions to the deferred compensation plan for any executive officer in 2020

×   Inclusion of long-term incentive awards in severance benefit calculations

×   Permit hedging of Under Armour shares (with no director or officer having any shares pledged as security in 2020)

×   Allow recycling back into our equity plan of shares used for taxes or option exercises

×   Provide excessive benefits and perquisites

Objectives and Elements of our Compensation Program

The overall objectives of our compensation program for our executive officers are to:

•	Attract and retain highly qualified executives committed to our brand and our purpose;

•	Reward performance and motivate our executives to build and grow our business profitably;

•	Align the interests of our executives with the interests of our stockholders; and

•	Provide competitive pay based on peer group and market data.

During 2020, the critical elements of our executive compensation program that are designed to help achieve these objectives are as follows:

	Compensation Element	Purpose	Key Characteristics

FIXED	Base Salary	Compensate fairly and competitively to help us attract and retain highly qualified executives	Determined primarily by the level of responsibility while also considering competitive market data

AT RISK	Annual Cash Incentive Plan	Reward executives for the achievement of near-term financial and strategic objectives and individual performance	Target bonus amount set as a percentage of base salary Actual payout based on performance against pre-established financial and operational targets and an individual performance factor

	Equity Awards	Directly link the interests of executives with stockholders, promote retention and reward strong performance to create long-term stockholder value

Time based awards vest over four years

Reduced total annual grant date award values reflective of 2020 shift towards time based only awards

For our Executive Chairman and Brand Chief, all awards in the form of stock options, resulting in realized value only if our stock price increases

We offer limited benefits and perquisites to our executives and do not offer pension or other retirement plans, other than a 401(k) plan that is offered to our employees generally and a deferred compensation plan pursuant to which executives may defer certain compensation; however, we did not make any company contributions to this plan in 2020 for any executive officers. See “—Benefits and Perquisites” below.

Compensation Decision-Making Process

Human Capital and Compensation Committee review process

In early 2020, the Human Capital and Compensation Committee engaged the services of Willis Towers Watson (“WTW”) to provide executive compensation consulting services. The committee obtained from WTW competitive market data on compensation for executives to generally assess the competitiveness of our executive compensation. The competitive market data was based on a peer group and published industry survey data from WTW’s General Industry Executive Compensation and Retail/Wholesale Executive Compensation, among other surveys. The peer group was developed by management based on publicly traded companies within the apparel and footwear industries. Some of the companies within the peer group may compete with us for talent or compare our performance from time to time. The following companies were included in the peer group:

2020 Peer Group
Columbia Sportswear Company	NIKE, Inc.	Tapestry, Inc.
Hanesbrand Inc.	PVH Corp.	V.F. Corporation
L. Brands Inc.	Ralph Lauren Corporation	Wolverine World Wide, Inc.
lululemon athletica inc.	Skechers U.S.A., Inc.

The Human Capital and Compensation Committee did not target compensation at or near any particular percentile ranking within the peer group or industry survey data or otherwise use this competitive market data to determine the amount or form of executive compensation. Rather the committee used this data as a general assessment of the competitiveness of our executive compensation programs. The committee determined that our executive compensation was reasonable when compared to the peer group and industry data. As discussed throughout this Compensation Discussion and Analysis section, the committee considers many factors in determining executive compensation levels, including the executive’s prior experience, the position and level of responsibility with our company, market competitiveness, and company, business unit and individual performance.

Historically, during the first quarter of each year, our Human Capital and Compensation Committee considers annual base salary adjustments, certifies performance under our prior year’s annual cash incentive plan, determines target equity award values under our annual equity award program and establishes financial targets for our annual cash incentive plan and performance based equity awards. In February 2020, the committee took action to approve, among other matters, 2020 annual base salary adjustments and the 2020 annual time based equity awards under our annual equity award program. In conjunction with reviewing these items, the committee reviewed tally sheets relating to executive officer compensation that were prepared by management. The tally sheets included summary compensation information for 2017 through 2019, including base salary, annual cash incentive awards and equity awards, and the value of unvested equity awards vesting in 2020 and future years.

However, with respect to the portions of our 2020 executive compensation program that include performance conditions, several factors resulted in the delay in determining financial targets. Financial targets are typically established between mid-February and mid-March following the announcement of our financial expectations for the year. In mid-February 2020, we announced our financial expectations for fiscal year 2020 based on our annual operating plan. We simultaneously announced that we were in the process of evaluating a potential 2020 restructuring plan and expected to complete that assessment during the first quarter of 2020. In light of the expected significant impact a restructuring plan would have on financial targets, the committee determined to delay establishing performance conditions until this assessment was complete. However, within weeks of this decision, the developing impacts of COVID-19 rapidly accelerated. We took action to close substantially all of our brand and factory house stores in response to COVID-19 conditions, and by mid-March, all of our stores in North America, our largest business segment, were closed. Many of our wholesale customers had also closed their stores or were operating at limited capacity, resulting in delayed or canceled orders for our products. In light of these evolving conditions, the committee determined to further delay the establishment of financial targets under the annual cash incentive plan and the grant of performance based equity awards until additional information regarding the expected impact of COVID-19 might be available. On April 3, 2020, we withdrew our previously announced financial guidance for 2020.

As pandemic conditions continued to evolve, the Human Capital and Compensation Committee consulted with its independent consultant (WTW) regarding potential compensation program design adjustments. The committee considered several factors, including the unpredictability of the pandemic on our results, emerging market practices regarding the impact of COVID-19 on executive compensation design, the effect of significant declines in our stock price due to volatile global market conditions, the importance of alignment of interests between executives and our stockholders and the importance of motivating executives in leading through unprecedented times. Based on these factors and upon management’s recommendation, in May 2020 the committee determined to adjust the design of our 2020 annual equity award program as described in more detail below under “—Components of Our 2020 Compensation Program—Equity Awards.” The committee continued to consider the design of the 2020 annual cash incentive plan, and in July 2020 determined to adjust the design of our 2020 annual cash incentive awards as described in more detail below under “—Components of Our 2020 Compensation Program—Annual Cash Incentive Award.”

Management’s role in determining compensation

As discussed throughout this Compensation Discussion and Analysis section, management makes recommendations to the Human Capital and Compensation Committee on salaries, annual incentive awards and other types of compensation for executive officers, other than our Executive Chairman and Brand Chief and our CEO, Messrs. Plank and Frisk. Mr. Frisk, with input from other senior executives, has generally recommended the salaries, annual incentive awards and equity awards for our executive officers. The recommendations are based on an assessment of each executive’s performance, including the performance of the business unit(s) for which the executive officer has responsibility and contributions made to the overall success of our business. Mr. Plank, our Executive Chairman and Brand Chief, provides recommendations with respect to Mr. Frisk’s compensation to the committee based on Mr. Frisk’s performance and the overall success of our business.

Certain executives, including our CEO, Chief People and Administrative Officer, our Vice President of Total Rewards, our Chief Financial Officer and our General Counsel and Corporate Secretary, have also been involved in recommendations on the design and framework for our annual incentive plan and our equity awards. These executives also attend meetings of the Human Capital and Compensation Committee from time to time. The committee generally approves salaries and annual incentive awards for executive officers in executive sessions of the committee without management present.

Components of Our 2020 Compensation Program

SALARY

The Human Capital and Compensation Committee approves salaries for our executive officers at levels it deems appropriate based primarily on the executive’s level of responsibility and competitive market data.

In April 2020, we announced that members of our senior management team would voluntarily reduce their base salaries by 25% in response to the COVID-19 crisis. This decision was made as we announced widespread store closures and temporary layoffs impacting our store and distribution center employees. The salary reductions represented one of several actions undertaken by the management team to better enable our company to manage cost during the unpredictable COVID-19 environment. These base salary reductions continued through September 2020, and the impacts of these reductions are reflected in our “Summary Compensation Table” below. Prior to giving effect to these salary reductions, the following table summarizes the base salaries for our named executive officers approved by the Human Capital and Compensation Committee for 2020:

Named Executive	Title	2020 Base Salary
Patrik Frisk	President and Chief Executive Officer	$1,250,000
Kevin Plank(1)	Executive Chairman and Brand Chief	$ 26,000
David Bergman	Chief Financial Officer	$ 685,000
Colin Browne	Chief Operations Officer	$ 700,000
Stephanie Pugliese	President, Americas	$ 700,000

(1)

While serving as our CEO in 2008, Mr. Plank voluntarily reduced his salary from $500,000 to $26,000, which was his approximate salary when he founded our company. Given Mr. Plank’s significantly reduced salary, his base salary was not temporarily reduced in connection with COVID-19.

For our named executive officers, the Human Capital Management and Compensation Committee took the following actions for 2020:

•

Mr. Frisk: Approved a base salary increase in connection with his appointment as President and Chief Executive Officer effective January 1, 2020, increasing Mr. Frisk’s salary from $1.0 million to $1.25 million.

•

Mr. Bergman: Approved a base salary increase in February 2020 based on a review of his total direct compensation as compared to relevant market data, increasing Mr. Bergman’s base salary from $650,000 to $685,000.

•	Mr. Browne: Approved a base salary increase in connection with his appointment as Chief Operating Officer in February 2020, increasing Mr. Browne’s base salary from $580,294 to $700,000.

Before approving each of the increases reflected above, the committee considered competitive market data on compensation for comparable positions from WTW’s Executive Compensation Market Assessment, which includes surveys and proxy data.

ANNUAL CASH INCENTIVE AWARD

2020 Plan Design and Performance Measures

We have an annual cash incentive plan for our executive officers pursuant to which executives are eligible for a cash incentive award based primarily on company performance during the year. As discussed above, in 2020 management recommended, and the Human Capital and Compensation Committee approved, financial and operational targets focused on three critical strategic areas for our business: capital preservation efforts in light of the ongoing impact of COVID-19, the achievement of specified business objectives and advancement of our diversity, equity and inclusion efforts. Below is a summary of the targets considered in our annual cash incentive plan for 2020, their relative weighting and our performance against each metric:

2020 Annual Cash Incentive Plan

	Weighting	Description	Threshold	Target	2020 Results
Capital Preservation	45%

2020 Adjusted Year-End Cash Balance		Measures year-end cash and cash equivalents, excluding the impact of outstanding credit agreement borrowings, proceeds from acquisitions and dispositions and cash restructuring-related payments	$750 - $875 million	$876 - $1,000 million	Exceeded Target

Targeted SG&A Improvements		Required reductions in fixed selling, general and administrative expenses, excluding certain specified categories of expenses and certain one-time items	Required specified amounts of reduction equivalent to over 10% as compared to the prior year		Exceeded Target

2021 operating margin improvements		Required actions throughout 2020 to support the development of 2021 operating plan demonstrating improved operating margin targets	Required actions throughout 2020 to position Under Armour for expected improvements in operating margin in 2021		Exceeded Target
Strategic Business Objectives	30%

Total Brand Consideration		Required improved brand consideration with target consumers in defined key global markets as compared to 2019	Required specified percentage improvement over 2019, ranging up to 3%		Met Target

Direct to Consumer Conversion		Achieve specified consumer conversion metrics in direct-to-consumer channel by region	Required variety of conversion metrics based on region and in-store versus e-commerce sales		Exceeded Target

Global Customer Order Fill Rates		Achieve specified global fill rate percentages	Required specified ranges of fill rate percentages		Exceeded Target
Diversity, Equity and Inclusion	25%

Organizational Education Achievements		Required accountability for completion of specified training and education requirements by corporate employees	Required between 90-100% training completion by corporate employees based on program and level within the organization		Exceeded Target

Representation Improvements		Required improvement of representation metrics for women and underrepresented minorities in the U.S. corporate employee population	Measured against specified target improvements at various levels within the organization		Met Target

Our annual cash incentive plan for executives for 2020 was based primarily on the financial and operational targets described above. While the annual cash incentive award amounts are primarily determined based on the company-wide measures discussed above, the Human Capital and Compensation Committee also considers the overall performance of our executive officers, and may adjust up or down the annual incentive amounts based on individual performance during the year. Performance reviews are generally based on a qualitative assessment of performance and consider the executive’s performance and the performance of the department or departments for which the executive has responsibility and the contributions the executive and department are making to the overall success of Under Armour.

Incentive Award Levels and 2020 Results

For 2020, the Human Capital and Compensation Committee set the following award target levels under our annual cash incentive plan for our named executive officers based on achievement of the metrics outlined above, which were reduced by 50% from historical levels due to the impact of COVID-19 on our business:

	Threshold	Target	Stretch
Chief Executive Officer	37.5% of annual salary	75% of annual salary	None
Pre-COVID-19 Expectation	75% of annual salary	150% of annual salary	300% of annual salary

Executive Chairman and Brand Chief	$500,000	$1,000,000	None
Pre-COVID-19 Expectation	$1,000,000	$2,000,000	$4,000,000

Other Named Executive Officers Pre-COVID-19 Expectation	18.75% of annual salary 37.5% of annual salary	37.5% of annual salary 75% of annual salary	None 150% of annual salary

We believe tying a significant percentage of executive officers’ total compensation to corporate performance supports our objective to motivate our executives to build and profitably grow, and in 2020 effectively manage, our business. While the annual incentive amounts for all the named executive officers were set at the above levels in order to have a significant percentage of the executive officers’ total compensation tied primarily to corporate performance, as noted above, the levels were set to reflect the significant impact of COVID-19 on the company’s overall results of operations. Based on these impacts, no stretch level of opportunity was provided. As discussed above, our executives voluntarily reduced their base salaries from April to September 2020. For purposes of calculating the annual cash incentive awards, however, each executive’s award level was calculated without giving effect to the voluntary reduction.

Based on the Company meeting or exceeding all of the performance targets discussed above, the named executive officers were eligible to receive 2020 annual cash incentive awards at 100% of the target level, subject to adjustments based on individual performance. Mr. Plank’s and Mr. Frisk’s award amounts were not adjusted for individual performance criteria and were earned at 100% of target. Each of Mr. Bergman, Mr. Browne and Ms. Pugliese realized adjustments based on their individual performance. Mr. Bergman’s award was earned at 125% based primarily on his significant leadership in driving capital preservation and liquidity efforts throughout the year. Mr. Browne’s award was earned at 135% of target based primarily on his exceptional efforts in managing the supply chain and logistical challenges posed by COVID-19 throughout the year. Ms. Pugliese’s award was earned at 135% of target due primarily to her significant role in managing through store closure impacts in North America (our largest business segment), leading the relaunching of our North American eCommerce platform and spearheading our path to reopen our stores with a safe shopping environment for our consumers and employees.

For the annual cash incentive amounts paid to the named executive officers, see the “2020 Summary Compensation Table” below.

EQUITY AWARDS

Management and the Human Capital and Compensation Committee believe equity awards are an essential component of executive compensation and serve to align better the interests of our executives with those of our stockholders.

The Human Capital and Compensation Committee approves equity awards under our Third Amended and Restated 2005 Omnibus Long-Term Incentive Plan. The purpose of the long-term incentive plan is to enhance our ability to attract and retain highly qualified executives and other persons and to motivate them to improve our business results and earnings for the long-term by providing them with equity holdings in Under Armour. While the committee has the discretion under the terms of the plan to issue awards for shares of our Class A Stock, the committee has used only our Class C Stock for equity compensation in recent years.

Annual Equity Awards for 2020

As discussed above, management recommended, and the Human Capital and Compensation Committee approved, changes to the design of our annual equity award program for 2020 in light of the impact of COVID-19 on our business and stock price. The following provides a summary of the changes to our 2020 annual equity award program for our named executive officers:

The Human Capital and Compensation Committee considered several factors when evaluating the design of the 2020 equity awards. In February 2020, the committee approved the grant of annual equity awards in the form of time based restricted stock unit awards for executive officers and members of management, which represented 50% of the total target grant date value historically approved for annual awards. Consistent with past practices, Mr. Plank recommended, and the committee approved, time based stock option awards to Mr. Plank for his annual equity award. The committee determined that for Mr. Plank it would further incentivize him to drive long-term stockholder value if he were awarded stock options, as the options would only have value to the extent our stock price increased over the price on the grant date.

As discussed above, COVID-19 pandemic conditions during the first and second quarter of 2020 significantly impacted management’s ability to reliably forecast the long-term financial targets historically used in connection with performance based equity awards, specifically net revenues and operating income. Therefore, in May 2020 the Human Capital and Compensation Committee approved the grant of additional time based restricted stock unit awards in lieu of performance based awards, but reduced the grant date fair value of these awards by 50% as compared to historical practices. Mr. Plank requested that he not receive additional time based stock options in lieu of performance based stock options in May 2020 and was not granted any additional awards. In the period between the initial grant of the annual time based awards in February 2020 and the grant of the remaining portion of the awards in May 2020, our stock price had declined by over 40% as global markets continued to experience extreme volatility. The committee considered the importance of aligning executive interests with our stockholders and the importance of motivating executives to lead through unprecedented times when making its decision.

The employees receiving these equity awards were chosen based primarily on their position and responsibilities with the company. The total amount of equity awards to all employees was generally based on the total compensation expense amount related to equity awards as budgeted by management. The amount of the equity award to each employee was typically tiered based on the employee’s level within the company and competitive market practices. For executive officers, the Human Capital and Compensation Committee considered the mix of equity awards as part of executives’ total compensation.

Forfeiture of 2019 Performance Based Equity Awards

In early 2019, the Human Capital and Compensation Committee approved the grant of performance based restricted stock unit awards to our executive officers and other members of management and a performance based stock option award to Mr. Plank. Vesting of the 2019 awards was tied to our achievement of combined net revenue and adjusted operating income targets for 2019 and 2020. For the 2019 award, the committee set the growth targets to incentivize management to continue to drive strong operating income growth during the performance period. With respect to the 2019 award, the number of potential options and shares eligible to vest ranged from 25% of the target amount to 200% of the target amount, depending on our performance against the net revenue and adjusted operating income targets.

The following table summarizes our combined net revenue and adjusted operating income targets for the 2019 performance-based equity awards:

2019 Performance Based Equity Award Goals

	Threshold	Target	Stretch

Combined 2019-2020 Net Revenue	$10.584 billion	$11.018 billion	$11.451 billion

Combined 2019-2020 Adjusted Operating Income*	$479 million	$558 million	$637 million

*

Adjusted operating income constitutes a non-GAAP financial measure. For purposes of the 2019 performance based equity awards, adjusted operating income represented our GAAP-reported income from operations, adjusted to exclude the impact of restructuring plans, as well as the impact of certain goodwill impairment charges, litigation-related expense, foreign exchange losses and charges related to the write-down of our accounts receivable asset due to customer bankruptcies.

In February 2020, we announced our 2019 financial results and updated our business plans for 2020. Based on the changes to our business plans, we previously announced that we expected these awards to be earned below the target level of performance. Due to the impact of COVID-19, we determined during the first quarter of 2020 that these awards were expected to be forfeited in full. We did not achieve the threshold level of performance for either net revenue or adjusted operating income, achieving results approximately 8% below the combined net revenue requirements and approximately 40% below the adjusted operating income requirements. As a result, all of the performance shares and options were forfeited.

Time Based Equity Awards

From time to time management recommends, and the Human Capital and Compensation Committee approves, other time based restricted stock unit awards to certain of our executive officers, typically in connection with the officer joining our company or to ensure that the officer’s financial interests are sufficiently aligned with the interests of our stockholders. In determining the amount of these awards, management and the committee considered primarily the executive’s position and level of responsibility within our company, as well as the retention and long-term incentive value of the award. None of the named executive officers received these awards during 2020.

2021 COMPENSATION CHANGES

In connection with the Human Capital and Compensation Committee’s annual review of executive compensation, in February 2021 the committee considered the design of our 2021 executive compensation program in light of the ongoing impacts of COVID-19 on our business and made the following adjustments as compared to the design of our 2020 program:

•

2021 Annual Cash Incentive Plan Financial Targets: The committee established adjusted operating income, net revenue and diversity, equity and inclusion performance measures for our 2021 annual cash incentive awards, returning to our historical practice of emphasizing the importance of profitable growth through our performance targets. Other than as noted below with respect to Mr. Frisk and Mr. Plank, the target level annual cash incentive awards for our executive officers were set at 75% of base salary (consistent with our pre-COVID-19 practices).

•

2021 Annual Equity Program Design: Due to ongoing market volatility and continued uncertainty regarding the long-term impacts of COVID-19 on our business and industry, in February 2021, the committee determined to maintain its 2020 practice of granting only time based restricted stock unit awards in connection with the 2021 annual equity award program, and no performance based awards were granted. The target total annual equity award values for executives were returned to pre-COVID-19 levels. These awards will vest in four equal annual installments beginning in February 2022.

In addition to the design adjustments noted above, the Human Capital and Compensation Committee approved specific adjustments to Mr. Frisk and Mr. Plank’s compensation as follows:

•

Mr. Frisk: Mr. Frisk’s annual base salary was increased from $1.25 million to $1.3 million, his target level annual cash incentive award was set at 165% of his base salary under the 2021 annual cash incentive plan (as opposed to 150% based on pre-COVID-19 practices), and he received a 2021 annual time based equity award with a grant date fair value of $10 million, as compared to his target total annual equity award value of $7 million (based on pre-COVID-19 practices). In considering these items, the committee considered Mr. Frisk’s contributions in leading the organization through a restructuring and positioning our organization for improved efficiency and profitable growth going forward with a focused strategy and significant operational improvements. The committee reviewed and considered the total compensation realized by Mr. Frisk in recent years, as well as relevant market data.

•

Mr. Plank: Mr. Plank’s total target compensation for 2021 was reduced from approximately $6.0 million in 2020 to $5.5 million in 2021. While his total target compensation decreased, the committee approved several changes to the mix of Mr. Plank’s compensation. His annual base salary, which as described above was reduced to $26,000 in 2008, has been adjusted to $500,000. His target level annual cash incentive award under the 2021 annual cash incentive plan has been reduced from $2.0 million (based on pre-COVID-19 practices) to $1.0 million. In addition, since 2015 Mr. Plank has received his annual equity awards in the form of stock options. Mr. Plank’s annual equity awards for 2021, however, were approved in the form of restricted stock units. In approving these changes, the committee considered the compensation realized by Mr. Plank over the last several years, the critical role Mr. Plank continues to play as Executive Chairman and Brand Chief, as well as relevant market data.

The Human Capital and Compensation Committee also approved specific compensation adjustments for our other named executive officers. Messrs. Bergman and Browne and Ms. Pugliese each received an increase in their annual base salaries as follows: Mr. Bergman increased from $685,000 to $750,000, and Mr. Browne and Ms. Pugliese each increased from $700,000 to $775,000. Each of Mr. Browne and Ms. Pugliese also received 2021 annual time based equity awards with a grant date fair value of $2.25 million, as compared to target total annual equity award values of $1.25 million (based on pre-COVID-19 practices). In considering each of these changes the committee considered the executive’s performance throughout 2020, as well as relevant market data. The committee also considered the impact of our restructuring program on Mr. Browne’s and Ms. Pugliese’s respective organizations during 2020, following which they each assumed additional responsibilities.

BENEFITS AND PERQUISITES

We have no defined benefit pension plan or any type of supplemental retirement plan for executives. We have a deferred compensation plan to provide senior management, including executive officers, with a way to save on a tax-deferred basis for retirement and other needs. The plan allows for company contributions in certain limited cases. See “Nonqualified Deferred Compensation” for a description of this plan and the balances under the plan for the named executive officers. We did not make any company contributions to the plan in 2020 for any named executive officer.

Executive officers are eligible to participate in our broad-based benefit plans available to employees generally, including a 401(k) plan and Employee Stock Purchase Plan.

We pay the premiums for supplemental long-term disability insurance for our executive officers. The standard benefit offered to all employees provides long-term disability insurance equal to 50% of their salary, with the ability for the employee to elect to pay the premiums for up to an additional 10% of their salary (for 60% in total). The benefit is capped at a maximum benefit of $10,000 per month. The cap results in a lower percentage of salary paid for executive officers under the standard benefit. The supplemental policy for our named executive officers provides additional coverage of up to $20,000 per month. We do not provide any tax gross-up to our executive officers to cover the income taxes incurred as a result of our paying the premiums on these policies.

We maintain a lease of a corporate aircraft for business purposes. Historically we have not permitted our executives to use this aircraft for personal use. However, in mid-2020 in light of health and safety concerns due to COVID-19, the Human Capital and Compensation Committee approved personal use of the aircraft by Mr. Frisk for up to $100,000 of aggregate incremental cost to the company over a 12-month period without requiring reimbursement. His personal use of the aircraft is primarily in connection with travel to and from our global corporate headquarters. We permit Mr. Frisk’s family to accompany him on any such personal trips. We provide a tax gross-up to Mr. Frisk with respect to the taxable income attributed to his use of the aircraft.

Other Compensation Practices

Equity Grant Practices

During 2020, equity awards were generally granted to executive officers at one of our regularly scheduled Human Capital and Compensation Committee meetings. Our practice is to grant stock options with an exercise price equal to the closing market price of our common stock on the grant date. We have not had any program, plan or practice to select stock option grant dates for executive officers in coordination with the release of material non-public information in order to create value for the executive when the stock price increases over the exercise price for the stock option.

Hedging and Pledging

As part of our insider trading policy, our board has adopted prohibitions against specified individuals from engaging in certain hedging transactions of Under Armour stock. This policy applies to all of our employees, officers and directors, as well as their spouses, minor children, relatives and other persons who live with them, and any trusts, estates or other entities over which they exercise control or in which they have any beneficial interest. Persons subject to the policy are prohibited from effecting short sales of our securities. Our insider trading policy defines a short sale as a sale involving securities the seller does not own at the time of the sale or, if owned by the seller, securities that will be delivered on a delayed basis beyond the customary settlement date. Our insider trading policy also prohibits purchases or sales of derivative securities, such as puts and calls, relating to our stock. While our policy does not prohibit pledging our securities, none of our directors or executive officers has any shares pledged as security.

Executive Severance

We have a change in control severance agreement with all of our executives except for our Executive Chairman and Brand Chief, Mr. Plank. The purpose of the agreement is to ensure that we are able to receive and rely upon the executive’s advice as to the best interest of the company and our stockholders in connection with a change in control without concern that the executive might be distracted, or his or her advice may be affected by the personal uncertainties and risks created by a change in control. The agreements generally provide severance only following a change in control and only if the executive’s employment is terminated without cause or the executive leaves for good reason within one year after the change in control, generally referred to as a “double trigger.” The agreements do not provide for a tax gross-up. The primary benefit offered under the agreements is severance in an amount equal to one year’s salary and annual incentive award plus a pro-rata annual incentive award for the year in which the employment ends. The executive must agree not to compete against the company for one year to receive these benefits. The agreements have a fixed two-year term with no automatic renewal of the term. In early 2021, the Human Capital and Compensation Committee and the Board reviewed the agreements and decided that the agreements were reasonable and should be extended through the end of 2023.

We also provide severance benefits to all of our executives (other than Mr. Plank) in connection with a termination without cause occurring other than in connection with a change in control. As described in further detail below under “—Potential Payments Upon Termination of Employment or Change in Control,” we have agreed to provide Mr. Frisk certain payments upon the termination of his employment without cause or his resignation for good reason. With respect to our other executives, we provide certain payments if an executive’s employment is terminated without cause.

Deductibility of Executive Compensation

In prior years, management and the Human Capital and Compensation Committee have reviewed and considered, as appropriate, the effect of limitations on deductibility for federal income tax purposes under Section 162(m) of the Internal Revenue Code of compensation in excess of $1 million that was paid to certain executive officers. The Tax Cuts and Jobs Act of 2017 repealed the exemption from the Section 162(m) deduction limit for performance based compensation, effective for taxable years beginning after December 31, 2017. As a result, all performance based compensation paid to our named executives is now included when determining compensation in excess of $1 million that generally will not be deductible. The committee believes that the lost deduction on compensation payable in excess of the $1 million limitation for the named executive officers is not material relative to the benefit of attracting and retaining talented management. Accordingly, the committee will continue to retain the discretion to pay compensation that is not deductible.

Human Capital and Compensation Committee Report

The Human Capital and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with Under Armour’s management. Based on this review and discussion, the Human Capital and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Proxy Statement and be incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC.

Harvey L. Sanders, Chairman

George W. Bodenheimer

Jerri L. DeVard

2020 Summary Compensation Table

The following table sets forth information concerning compensation paid or accrued in the applicable years to our Chief Executive Officer, our Chief Financial Officer, and the other three most highly compensated executive officers in 2020. Certain salary and annual incentive plan compensation amounts may be deferred under our deferred compensation plan as discussed under “Nonqualified Deferred Compensation for 2020” below.

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)	Stock Awards ($)(3)(4)	Option Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(5)	Total ($)
Patrik Frisk(1)	2020	1,088,221	0	5,250,000	0	937,500	89,511	7,365,232
President and Chief Executive Officer	2019	1,000,000	0	4,000,000	0	960,000	42,446	6,002,446
	2018	1,000,000	0	4,000,000	0	1,260,000	25,294	6,285,294
Kevin Plank	2020	26,000	0	0	2,000,000	1,000,000	10,429	3,036,429
Executive Chairman and Brand Chief	2019	26,000	0	0	4,000,000	1,920,000	8,169	5,954,169
	2018	26,000	0	0	4,000,000	2,520,000	10,629	6,556,629
David Bergman	2020	590,610	0	937,500	0	317,104	16,219	1,861,434
Chief Financial Officer	2019	650,000	0	1,250,000	0	463,125	18,436	2,381,561
	2018	552,885	0	1,500,000	0	550,000	20,936	2,623,821
Colin Browne(6)	2020	594,757	0	937,500	0	346,593	9,449	1,888,299
Chief Operating Officer	2019	580,294	0	2,250,000	0	435,221	12,149	3,277,664
Stephanie Pugliese(7) President, Americas	2020	613,171	0	937,500	0	354,375	121,158	2,026,204

(1)

In late 2019, we announced Mr. Frisk’s promotion to Chief Executive Officer effective January 1, 2020. Mr. Frisk previously held the title of President and Chief Operating Officer. Mr. Frisk’s annual target compensation was adjusted on January 1, 2020 in connection with the change in his role, with his base salary increasing to $1.25 million, his target non-equity incentive compensation award increasing to 150% of his base salary, and his total target annual equity awards increasing to $7.0 million. However, consistent with the other named executive officers, Mr. Frisk’s 2020 total compensation was impacted by the factors discussed throughout the “Compensation Discussion and Analysis” section above. As discussed in more detail below, Mr. Frisk’s total actual realized compensation was $4.52 million in 2020. Please see “CEO Actual Compensation Realized” immediately below this 2020 Summary Compensation Table.

(2)

In response to the financial impact of COVID-19, in April 2020 we announced that certain members of our senior management team, including Messrs. Frisk, Bergman and Browne and Ms. Pugliese, would reduce their base salaries by 25%. These salary reductions continued through September 2020. The amounts reflected above reflect these reductions. Please see “Components of Our 2020 Compensation Program—Salary” above for the base salaries of our named executive officers without giving effect to this reduction.

(3)

Reflects the grant date fair value of all performance and time based restricted stock unit and stock option awards in accordance with SEC disclosure rules. Due to the impact of COVID-19, no performance based awards were granted in 2020. Performance based awards granted in 2019 included threshold, target and stretch levels of performance, and the 2018 award included only one target level of performance. With respect to all of these awards, 100% of the target value of the awards are included in the table above, which were the amounts we deemed probable when these awards were first granted.

In accordance with SEC disclosure rules, we are required to present the fair values of the 2018 and 2019 performance based awards at grant date assuming achievement at the highest level or “stretch” level of performance conditions for each of these awards (equal to 200% of the target value for the 2019 awards and 100% of the target value for the 2018 awards). The value of any time based awards are not included.

Name	2018 Performance Based Awards ($)	2019 Performance Based Awards ($)
Patrik Frisk	2,000,000	4,000,000
Kevin Plank	2,000,000	4,000,000
David Bergman	750,000	1,250,000
Colin Browne		1,250,000

The 2018 performance based award was based on a one-year performance period and was earned at 100%. This award vests in four equal annual installments beginning in February 2019. The 2019 performance based award was based on a combined two-year performance period and was forfeited in full.

(4)

Equity grants included in this table are further described above under the “Compensation Discussion and Analysis” or below in the “Grants of Plan-Based Awards for 2020” or “Outstanding Equity Awards at 202020 Fiscal Year-End” tables. We have disclosed the assumptions made in the valuation of the stock and option awards in “Stock-Based Compensation” under Note 13 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

(5)	All Other Compensation for 2020 includes the following items:

Name	Insurance Premiums ($)(a)	Matching Contributions Under 401(k) Plan ($)	Other ($)(b)	Tax Reimbursements ($)(c)
Patrik Frisk	5,519	11,400	59,918	12,674
Kevin Plank	7,129	600	2,700	0
David Bergman	7,236	8,984	0	0
Colin Browne	9,449	0	0	0
Stephanie Pugliese	8,405	9,800	56,017	46,936

(a)

The insurance premiums are for supplemental disability insurance for the named executive officers. This insurance provides up to $20,000 per month in disability insurance until age 67 and supplements the disability insurance offered to employees generally, which provides a maximum of $10,000 per month.

(b)

For Mr. Frisk, the other compensation includes incremental costs to the company of $49,065 for personal use of our corporate aircraft and $10,425 for tax services , as well as minimal incremental cost of legal services provided to him and his family to obtain their U.S. citizenship. For Mr. Plank, the other compensation includes the cost of an executive health exam. For Ms. Pugliese, the other compensation includes relocation services in the amount of $55,982, as well as minimal incremental costs for personal use of our corporate aircraft by a family member accompanying Ms. Pugliese on business travel. The aggregate incremental cost to the company for personal use of our aircraft is calculated based on identifiable variable operating costs, which generally include the cost of fuel, crew travel expenses, catering and landing fees. Because our aircraft is leased primarily for business use based on a fixed monthly lease rate, we do not allocate any of the monthly lease rate or other fixed monthly costs that do not change based on usage. We believe that the use of this methodology is a reasonably accurate method for calculating the incremental operating costs. In addition, from time to time, family members of an executive may travel on our aircraft for personal reasons when the aircraft is already going to a specific destination for a business reason, which has minimal incremental cost to the company. When this occurs, only the direct variable costs associated with the additional passenger (for example, catering) are included in determining aggregate incremental cost to the company.

(c)

For Mr. Frisk, tax reimbursements include a gross-up amount to cover taxes on the items identified in note (b) above. For Ms. Pugliese, tax reimbursements include a gross-up amount to cover taxes on the items identified in note (b) above, other than with respect to personal use of our corporate aircraft by a family member, for which income was imputed to Ms. Pugliese, but no gross-up was provided.

(6)

Since Mr. Browne first became a named executive officer in 2019, we are only required to provide his 2019 and 2020 compensation. In February 2020, Mr. Brown was promoted to Chief Operating Officer. Upon his promotion, his base salary was increased from $580,294 to $700,000.

(7)

Ms. Pugliese joined our company in September 2019 as President, North America, and was named President of the Americas in June 2020. Since Ms. Pugliese only became a named executive officer in 2020, we are only required to provide her 2020 compensation.

CEO Actual Compensation Realized

The supplemental table below sets forth 2020, 2019 and 2018 compensation for Mr. Frisk, our CEO, and is not a substitute for the Summary Compensation Table above. “Total Actual Compensation Realized” reports the actual value realized during the year on equity compensation, including the vesting of restricted stock units granted in prior years. This differs from “Total” compensation as set forth in the Summary Compensation Table, which as noted above presents the grant date fair value of equity awards granted in that year. We believe this supplemental table more accurately reflects the significant impact the company’s performance has had on Mr. Frisk’s compensation in past periods compared to the Summary Compensation Table presented above. We further believe this table provides important context to our stockholders regarding the total value delivered to Mr. Frisk each year.

Year	Salary ($)	Bonus ($)	Vesting of Stock Awards ($)(1)	Exercise of Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total Actual Compensation Realized ($)
2020	1,088,221	0	2,404,667	0	937,500	89,511	4,519,899
2019	1,000,000	0	3,056,698	0	960,000	42,446	5,059,144
2018	1,000,000	0	2,069,005	0	1,260,000	25,294	4,354,299

(1)

Amounts are based on the closing price of our common stock on the date of vesting. The stock award values reflected above include the vesting of a combination of time based and performance based restricted stock units.

Grants of Plan-Based Awards for 2020

The following table contains information concerning: (1) possible payments to the named executive officers under our 2020 annual cash incentive plan approved by the Human Capital and Compensation Committee in 2020; and (2) estimated equity award payouts to the named executive officers in 2020 under our Third Amended and Restated 2005 Omnibus Long-Term Incentive Plan (the “2005 Plan”). All equity awards included in the table below were for shares of our Class C common stock.

Name and Principal Position	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Award ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Patrik Frisk		468,750	937,500
President and Chief Executive Officer	2/13/20				231,329			3,500,000
	5/27/20				205,641			1,750,000
Kevin Plank		500,000	1,000,000
Executive Chairman and Brand Chief	2/13/20					302,572	15.13	2,000,000
David Bergman		126,842	253,683
Chief Financial Officer	2/13/20				41,309			625,000
	5/27/20				36,722			312,500
Colin Browne		128,368	256,753
Chief Operating Officer	2/13/20				41,309			625,000
	5/27/20				36,722			312,500
Stephanie Pugliese		131,250	262,500
President of the Americas	2/13/20				41,309			625,000
	5/27/20				36,722			312,500

(1)

As more fully described in the “Compensation Discussion and Analysis” above, executives were eligible for a possible cash award for 2020 pursuant to our annual cash incentive plan based primarily on corporate performance. The threshold and target amounts in the table reflect the possible incentive awards based on corporate performance. There was no maximum or “stretch” opportunity in connection with the 2020 annual cash incentive awards. For 2020, we achieved the target award amount. The target incentive award for Mr. Plank was $1.0 million; the target incentive award for Mr. Frisk was 75% of his base salary; and for the other named executives, the target incentive award was 37.5% of their base salaries. The threshold incentive award was 50% of the target award amount.

(2)

As described above, during the last several years, time based restricted stock unit awards have represented 50% of the annual equity awards granted to our named executive officer, with the remaining 50% being granted in the form of performance based restricted stock units. The committee approved the grant of time based restricted stock unit awards in February 2020 consistent with our past practices. However, due to a variety of factors discussed above in the “Compensation Discussion and Analysis—Compensation Decision-Making Process—Human Capital and Compensation Committee review process,” upon management’s recommendation, the committee deferred approval of the portion of the annual equity awards that historically took the form of performance based restricted stock units. In May 2020, the committee approved additional time based restricted stock units in place of performance based restricted stock units, with a reduced grant date fair value relative to past practices. With respect to Mr. Plank, he received a time based stock option award in February 2020, but upon his request did not receive a further grant of time based stock options in May 2020. All of the time based restricted stock unit and stock option awards vest (or become exercisable) in four equal annual installments beginning in February 2021 and are subject to continued employment. All of the awards vest sooner upon death or disability or upon an involuntary termination following a change in control of Under Armour. Dividend equivalents are not paid on restricted stock units or stock options.

Employment Agreements

We have no employment agreements with any of our named executive officers.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table contains information concerning unexercised stock options and restricted stock units that were not vested for the named executive officers as of December 31, 2020. All awards represent shares of our Class C stock, except as otherwise noted.

		Option Awards					Stock Awards
Name	Grant Date	Number of securities underlying unexercised options exercisable (#)(1)(2)	Number of securities underlying unexercised options unexercisable (#)(2)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)(3)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(4)	Market value of shares or units of stock that have not vested ($)(5)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(6)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(5)
Patrik Frisk	7/10/2017						209,096	3,111,348
	2/20/2018						64,893	965,608
	2/20/2018						64,893	965,608
	2/19/2019						77,360	1,151,117	25,787	383,710
	2/13/2020						231,329	3,442,176
	5/27/2020						205,641	3,059,938
Kevin Plank	2/17/2015	110,621	0	0	36.71	2/16/2025
	2/17/2015	111,404	0	0	35.94	2/16/2025
	2/10/2017	183,600	61,199	0	19.04	2/9/2027
	2/20/2018	289,436	289,436	0	15.41	2/19/2028
	2/19/2019	57,471	172,415	57,472	19.39	2/18/2029
	2/13/2020		302,572		15.13	2/10/2030
David Bergman	2/10/2017						4,924	73,269
	2/14/2017						15,456	229,985
	2/20/2018						24,335	362,105
	2/20/2018						24,335	362,105
	2/19/2019						24,176	359,739	8,059	119,918
	2/13/2020						41,309	614,678
	5/27/2020						36,722	546,423
Colin Browne	2/10/2017						4,924	73,269
	2/14/2017						10,304	153,324
	2/20/2018						24,335	362,105
	2/20/2018						24,335	362,105
	2/19/2019						24,176	359,739	8,059	119,918
	2/19/2019						38,680	575,558
	2/13/2020						41,309	614,678
	5/27/2020						36,722	546,423
Stephanie Pugliese	11/7/2019						38,869	578,371
	2/13/2020						41,309	614,678
	5/27/2020						36,722	546,423

(1)

The stock options granted on February 17, 2015 with the exercise price of $36.71 represent shares of our Class A Stock. Equity awards granted prior to April 2016 were for shares of our Class A stock. In April 2016, in connection with our recapitalization we paid a dividend to stockholders of record of one share of our Class C Stock for each share of Class A Stock and Class B Stock outstanding (the “Class C Dividend”) and any equity awards granted thereafter were for shares of our Class C Stock. In accordance with the terms of the 2005 Plan, awards outstanding under the 2005 Plan for shares of our Class A Stock in April 2016 were adjusted on a one-for-one basis to provide for the issuance of an equal number of our Class C Stock. Following this adjustment, in June 2016 we paid a dividend to holders of our Class C Stock in the form of additional shares of Class C Stock (the “Adjustment Payment Dividend”). Pursuant to the 2005 Plan, awards outstanding under the 2005 Plan for shares of our Class C Stock were adjusted in accordance with the distribution ratio for the dividend. Accordingly, the equity awards granted February 17, 2015 in the table above reflect these adjustments.

(2)

Awards in this column include both time based stock options and performance based stock options for which the performance conditions have been satisfied. The stock option award granted in 2017 becomes exercisable in one remaining installment in 2021. The stock option award granted in 2018 becomes exercisable in two remaining installments in 2021 and 2022. The stock option award granted in 2019 becomes exercisable in three equal annual installments in 2021, 2022 and 2023. The stock option award granted in 2020 becomes exercisable in four equal annual installments in 2022, 2023, 2024 and 2025. All of the unexercisable options are subject to continued employment and become exercisable sooner upon death or disability or, in certain circumstances, following a change in control of Under Armour.

(3)

Awards in this column include performance based stock options for which the performance conditions were not yet satisfied as of December 31, 2020. The number of options shown in this column granted on February 19, 2019 reflects the threshold number of options that could vest under the award (25% of target). However, in February 2021, our Human Capital and Compensation Committee certified that these stock option awards have been forfeited in full. See “Compensation Discussion and Analysis—Equity Awards—Forfeiture of 2019 Performance Based Equity Awards.”

(4)

Awards in this column include both time based restricted stock units and performance based restricted stock units for which the performance conditions have been satisfied. Set forth below is a schedule of the vesting related to each grant date for the restricted stock units identified in this column. Vesting is subject to continued employment. All of the restricted stock units in this column vest sooner upon death or disability or, in certain circumstances, following a change in control of Under Armour.

Grant Date	Vesting Schedule
7/10/2017	These time based restricted stock units vest in two remaining equal annual installments beginning in August 2021.
2/10/2017	These time based restricted stock units vest in one remaining installment in February 2021.
2/14/2017	These time based restricted stock units vest in one remaining installment in February 2021.
2/20/2018	These time based restricted stock units and performance based restricted stock units (which were earned in full) vest in two remaining equal annual installments beginning in February 2021.
2/19/2019	These time based restricted stock units vest in three remaining equal annual installments beginning in February 2021.
2/13/2020	These time based restricted stock units vest in four equal annual installments beginning February 2021.
5/27/2020	These time based restricted stock units vest in four equal annual installments beginning February 2021.

(5)	Based on $14.88 per share (the closing price of our Class C Stock on December 31, 2020).
(6)

Awards in this column include performance based restricted stock units for which the performance conditions have not yet been satisfied as of December 31, 2020. The number of restricted stock units shown for 2019 is the threshold number of shares that could vest under the award (25% of target). However, in February 2021, the committee certified that these restricted stock unit awards have been forfeited in full. See “Compensation Discussion and Analysis—Equity Awards—Forfeiture of 2019 Performance Based Equity Awards.”

Option Exercises and Stock Vested in 2020

The table below sets forth information concerning the exercise of stock options and vesting of restricted stock units for each named executive officer during 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Patrik Frisk	0	0	195,228	2,404,667
Kevin Plank	0	0	0	0
David Bergman	0	0	57,136	857,234
Colin Browne	0	0	80,116	1,192,710
Stephanie Pugliese	0	0	38,868	511,114

(1)	Value realized is calculated by multiplying the number of shares vested by the closing price our stock on the date of vesting.

Nonqualified Deferred Compensation for 2020

The table below sets forth information concerning our deferred compensation plan for each named executive officer during 2020.

Name	Executive Contributions in 2020 ($)	Registrant Contributions in 2020 ($)	Aggregate Earnings in 2020 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2020 ($)
Patrik Frisk	0	0	0	0	0
Kevin Plank	0	0	69,333	0	2,579,758
David Bergman	0	0	0	0	0
Colin Browne	0	0	0	0	0
Stephanie Pugliese	0	0	0	0	0

The Human Capital and Compensation Committee administers the plan. The plan allows a select group of management or highly compensated employees as approved by the committee to make annual base salary and annual incentive award deferrals.

Participating employees may elect to defer from 5% to 75% of their annual base salary and 5% to 90% of their annual incentive award. They generally must make salary deferral elections for a given year by December 31st of the prior year, and incentive award deferral elections for a given year by June 30th of the year for which incentive awards are earned. For example, to defer any 2020 incentive award that might be payable in early 2021, employees must have made an election by June 30, 2020. Deferral elections cannot be changed or revoked except in very limited hardship circumstances as permitted under applicable law. Employees immediately vest in all amounts credited to their accounts.

The plan includes a “make whole” feature for employees who, due to participation in the plan, receive a reduction in the matching contribution under our 401(k) plan. A reduction occurs under the 401(k) plan because of the rule that prohibits the 401(k) plan from recognizing deferrals to a non-qualified plan, such as our deferred compensation plan, in the 401(k) plan’s definition of compensation for matching contribution purposes. Under the plan feature, any amount that, because of these rules, cannot be contributed as a matching contribution to the 401(k) plan will be contributed instead to the deferred compensation plan for those participants employed on the last day of the year. We make no other contributions to the plan.

We credit the deferred compensation accounts with earnings or losses based on the performance of one or more money market or mutual funds selected by the employee from several investment options offered under the plan. Employees may change their investment elections daily. We contribute to a grantor trust to provide us with a source of funds for the benefits payable to participants under the plan. The trust assets are available to provide benefits under the plan unless Under Armour is bankrupt or insolvent.

The timing of distributions is based on elections made by the employees at the time of the initial deferral election. Employees can generally elect to receive a distribution from the plan at least three years after the year in which the deferral amount is actually deferred. Employees may elect to postpone the distribution date for a minimum of five years if they do so at least one year before the previously specified date (a “re-election deferral”). Employees may elect to receive a distribution upon retirement in a lump sum or in annual installments over a period of two to ten years, as selected by the employee at the time of deferral. If an employee leaves the company, we pay distributions in a lump sum six months following termination of employment, or employees can elect annual installments over a period of two to ten years, with the ability to execute a re-election deferral. If an employee dies, we pay a distribution in a lump sum to the employee’s beneficiary. Employees may not otherwise withdraw amounts from the plan except in the case of an unforeseeable financial emergency as defined in the plan.

Retirement Plans

We have no defined benefit pension plans or supplemental retirement plans for executives.

Potential Payments Upon Termination of Employment or Change in Control

The table provides an estimate of the payments and benefits that would be paid to our named executive officers in connection with any termination of employment or upon a change in control of Under Armour. The payments are calculated assuming the termination of employment or change in control occurred on December 31, 2020. All of our named executive officers, except for Mr. Plank, are subject to a change in control severance agreement.

The definitions of “change in control,” “cause” and “good reason” and descriptions of the payments and benefits appear after the table. The table does not include amounts deferred under our deferred compensation plan. For a description of the distributions made under this plan upon termination of employment, see “Nonqualified Deferred Compensation for 2020” above.

Name	Cash Severance ($)	Benefits ($)	Vesting of Equity Awards ($)	Total ($)
Patrik Frisk

Change In Control Related
• Without Cause or Good Reason	5,000,000	101,779	11,119,259	16,221,038
• Any Other Reason	1,875,000			1,875,000

Non-Change in Control Related
• Without Cause or Good Reason	1,250,000	16,966		1,266,966
• Any Other Reason with Under Armour Enforcing a Non-Compete	750,000			750,000
• Death			11,119,259	11,119,259
• Disability			11,119,259	11,119,259

Kevin Plank(1)

Change In Control Related
• Without Cause or Good Reason			—	—

Non-Change in Control Related
• Death			—	—
• Disability			—	—

David Bergman

Change In Control Related
• Without Cause or Good Reason	1,712,500	68,835	3,092,838	4,874,173
• Any Other Reason	513,750			513,750

Non-Change in Control Related
• Without Cause	1,002,104	16,605		1,018,709
• Any Other Reason with Under Armour Enforcing a Non-Compete	411,000			411,000
• Death			3,092,838	3,092,838
• Disability			3,092,838	3,092,838

Colin Browne

Change In Control Related
• Without Cause or Good Reason	1,750,000	91,367	3,526,843	5,368,209
• Any Other Reason	525,000			525,000

Non-Change in Control Related
• Without Cause	1,046,953	12,773		1,059,726
• Any Other Reason with Under Armour Enforcing a Non-Compete	420,000			420,000
• Death			3,526,843	3,526,843
• Disability			3,526,843	3,526,843

Stephanie Pugliese

Change In Control Related
• Without Cause or Good Reason	1,750,000	75,775	1,739,472	3,565,247
• Any Other Reason	525,000			525,000

Non-Change in Control Related
• Without Cause	1,054,373	18,115		1,072,488
• Any Other Reason with Under Armour Enforcing a Non-Compete	420,000			420,000
• Death			1,739,472	1,739,472
• Disability			1,739,472	1,739,472

(1)

As of December 31, 2020, all of Mr. Plank’s outstanding and unvested equity awards included stock options for our Class C common stock. All of these awards had an exercise price that exceeded the price of our Class C stock as of that date, and therefore no amounts are included in the table above.

Definitions

In the change in control severance agreements and for the equity awards, the term “change in control” is generally defined as:

•

any person or entity becomes the beneficial owner, directly or indirectly, of securities of Under Armour representing 50% or more of the total voting power represented by Under Armour’s then-outstanding voting securities, except for acquisitions by an Under Armour employee benefit plan or by Mr. Plank or his immediate family members;

•	a change in the composition of our Board occurring within a two-year period, as a result of which fewer than a majority of the directors are incumbent directors;

•

the consummation of a merger or consolidation of Under Armour with any other corporation, other than a merger or consolidation where our stockholders continue to have at least 50% of the total voting power in substantially the same proportion as prior to such merger or consolidation or where our directors continue to represent at least 50% of the directors of the surviving entity; or

•	the consummation of the sale or disposition by us of all or substantially all of our assets.

In the change in control severance agreements and for the equity awards, the term “cause” is generally defined as:

•	material misconduct or neglect in the performance of duties;

•

any felony, an offense punishable by imprisonment, any offense involving material dishonesty, fraud, moral turpitude or immoral conduct, or any crime of sufficient importance to potentially discredit or adversely affect our ability to conduct our business;

•	material breach of our code of conduct;

•	any act that results in severe harm to us, excluding any act taken in good faith reasonably believed to be in our best interests; or

•	material breach of the agreement and the related confidentiality, non-competition and non-solicitation agreement.

In the change in control severance agreements and for the equity awards, the term “good reason” is generally defined as:

•	a diminishment in the scope of duties or responsibilities;

•	a reduction in base salary, bonus opportunity or a material reduction in the aggregate benefits or perquisites;

•	relocation more than 50 miles from the executive’s primary place of business, or a significant increase in required travel;

•	a failure by any successor to Under Armour to assume the change in control severance agreement; or

•	a material breach by us of any of the terms of the change in control severance agreement.

Benefits and Payments

Upon a Change in Control

All restricted stock units and stock options require a double trigger for vesting in connection with a change of control. Double-trigger vesting requires both a change of control and a termination of the award holder’s employment without Cause or resignation by the executive for Good Reason in connection with that change of control for the vesting of unvested equity awards to accelerate. For any performance based restricted stock unit or performance based stock option awards for which the performance period is not complete, the number of shares or options at the target level of performance would be accelerated.

Upon termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control

Under the change in control severance agreements, if the executive’s employment is terminated without Cause or by the executive for Good Reason in connection with a change in control, the executive would receive:

•	accrued but unpaid salary and vacation pay (no amounts assumed based on the termination date of December 31, 2020);

•

a pro-rata bonus for the year in which the change in control occurs at the higher of the average bonus paid in the two years prior to termination of employment or the target bonus for the year of such termination of employment (assumed in this case to be the annual target bonus, without giving effect to 2020 reductions to target bonus amounts);

•

a lump sum payment equal to the sum of (1) the annual base salary of the executive at the highest rate in effect during the twelve month period following the change in control and (2) the higher of the average bonus paid in the two years prior to termination of employment or the target bonus for the year of such termination of employment (assumed in this case to be the annual target bonus, without giving effect to 2020 reductions to target bonus amounts); and

•

for a period of up to one year after the date of termination, the continuation of certain medical, life insurance (assumed in this case the cost to our company to maintain current coverage upon separation) and other welfare benefits unless the executive becomes eligible for another employer’s substantially similar benefits.

As a condition to the receipt of the lump sum payment and the continuation of benefits described above, the executive will be required to sign or reconfirm a confidentiality agreement and a one-year non-competition and non-solicitation agreement and execute a general release of claims against Under Armour and its affiliates.

Upon termination of employment for any other reason in connection with a Change in Control

Under the change in control severance agreements, if the executive’s employment is terminated for any other reason, other than cause or for good reason, the executive is entitled to:

•	accrued but unpaid salary and vacation pay (no amounts assumed based on termination date of December 31, 2020); and

•	a pro-rata bonus for the year in which the change in control occurs (assumed in this case to be the annual target bonus, without giving effect to 2020 reductions to target bonus amounts).

Termination of employment without cause or for good reason

Upon joining our company in July 2017, Mr. Frisk’s confidentiality, non-competition and non-solicitation agreement provided for certain payments upon the termination of his employment without cause or his resignation for good reason. In the event the company terminated his employment without cause or he resigned for good reason on December 31, 2020, pursuant to the terms of this agreement, Mr. Frisk would receive 12-months of his annual base salary, plus the continuation of medical benefits during the severance period. The definitions of “cause” and “good reason” in this agreement are materially consistent with the definition of those terms in our change in control severance agreements, as described above.

Termination of employment without cause

Under our executive severance policy, if an executive’s employment is terminated without cause, the executive is entitled to a lump-sum payment of one-year of annual base salary, a pro-rated annual cash incentive award based on our company’s actual performance for the year (with payment delivered in the following year concurrently with payments to all employees) and fully paid premiums for medical and dental benefits for a period of 12-months. Receipt of these benefits is subject to the executive signing a non-competition agreement with our company. Mr. Plank is not subject to this policy, and Mr. Frisk has previously negotiated severance provisions that remain in place and are described above.

Termination of employment for any reason with Under Armour enforcing a non-compete

Executives generally may not compete for one year after termination of employment for any reason if we continue to pay 60% of their salary during this period.

Disability

All restricted stock units, performance based restricted stock units (except as described below) and stock options vest upon the executive’s disability. For performance based awards that are still subject to performance conditions, the target amount of the award is earned and immediately vests on the date of termination.

The named executive officers are covered by a supplemental long-term disability insurance policy that provides an additional benefit beyond the standard benefit offered to employees generally (standard benefit is up to $10,000 monthly). If executives had become disabled, they would have received monthly supplemental disability insurance payments of $20,000 until age 65. Monthly disability payments are not included in the above table because they are paid under a disability insurance policy and not by us.

Death

All restricted stock units, performance based restricted stock units (except as described below) and stock options vest upon the executive’s death. For performance based awards that are still subject to performance conditions, the target amount of the award is earned and immediately vests on the date of termination.

CEO Pay Ratio

Pursuant to SEC disclosure requirements, we are presenting the ratio of the annual total compensation for fiscal year 2020 of Mr. Frisk, our Chief Executive Officer, to that of the median of the annual total compensation for all of our employees.

We identified our median employee by examining the total cash compensation paid during our 2020 fiscal year to employees who were employed by us on October 1, 2020 (excluding Mr. Frisk). This included our full-time, part-time and seasonal employees, subject to certain exceptions for employees in foreign jurisdictions as described below. We believe that total cash compensation reasonably reflects the annual compensation of our employee population, given the limited number of our employees receiving other forms of compensation (such as equity awards). We examined our internal payroll and similar records to determine the total cash compensation paid to our employees included in our calculations. For employees in foreign jurisdictions, we converted amounts paid in foreign currencies to U.S. dollars using the exchange rates we used to prepare our 2020 annual financial statements.

As of October 1, 2020, we had approximately 15,200 employees globally, with approximately 10,800 employees located in the United States and approximately 4,400 located outside the United States. Retail salespersons and distribution facility employees comprise the majority of our employees. To determine our median employee, we excluded employees located in certain foreign jurisdictions, as permitted by the SEC’s disclosure rules. The excluded jurisdictions included the countries identified below, which represented approximately 3% of our total employee population:

Excluded Jurisdiction	Approximate Number of Employees
Republic of Korea	172
Singapore	157
Malaysia	135
Colombia	6
Indonesia	6
Total Excluded Employees	476

For calculating the ratio in 2020, we determined that our estimated median employee was a part-time employee who worked on average between 20 and 30 hours per week in one of our retail stores in the United States from August through December 2020, with total annual compensation of $6,669. Mr. Frisk’s total annual compensation in 2020 was $7,365,232. Based on this information, the ratio of the total annual compensation for Mr. Frisk to our estimated median employee was approximately 1,104 to 1.

We believe this ratio represents a reasonable estimate calculated in a manner consistent with the SEC’s disclosure requirements under Item 402(u) of Regulation S-K, which permit the use of estimates, assumptions and adjustments in connection with the identification of our median employee. Please note that due to the flexibility permitted by these rules in calculating this ratio, our ratio may not be comparable to CEO pay ratios presented by other companies.

ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION

(PROPOSAL 2)

We provide stockholders with the opportunity to cast an annual advisory vote on executive compensation (commonly referred to as a “say on pay” proposal). This vote is on whether to approve the compensation of the named executive officers as disclosed in the “Executive Compensation” section of this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and the related narrative. For a discussion of the results of our “say on pay” proposal from our 2020 Annual Meeting of Stockholders, please see “Executive Compensation— Executive Summary—Advisory Vote to Approve Executive Compensation.”

While this advisory vote to approve executive compensation is non-binding, the Board and the Human Capital and Compensation Committee will review the voting results and seek to determine the cause or causes of any significant negative voting result. Voting results provide little detail by themselves, and we may consult directly with stockholders to better understand issues and concerns not previously presented. The Board and management understand that it is useful and appropriate to seek the views of our stockholders when considering the design and implementation of executive compensation programs.

The Board of Directors asks you to consider the following statement: Do you approve our executive compensation as described in the “Executive Compensation” section of this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures?

The approval of our executive compensation as described in the “Executive Compensation” section of this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures, requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” the approval of our executive compensation.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning our equity compensation plans that authorize the issuance of shares of Class A and Class C Stock. The information is provided as of December 31, 2020:

Plan Category	Class of Common Stock	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	Class A	1,352,762	34.89	12,794,691
Equity compensation plans approved by security holders	Class C	10,621,929	18.24	26,827,123
Equity compensation plans not approved by security holders	Class A	135,405	—	—
Equity compensation plans not approved by security holder	Class C	136,362	—	—

The number of securities to be issued upon exercise of outstanding options, warrants and rights issued under equity compensation plans approved by security holders includes 1,444,235 Class A and 10,714,048 Class C restricted stock units and deferred stock units issued to employees, non-employees and directors of Under Armour; these restricted stock units and deferred stock units are not included in the weighted average exercise price calculation above.

The number of securities remaining available for future issuance as of December 31, 2020 includes 10,099,362 shares of our Class A Stock and 24,855,417 shares of our Class C Stock under our 2005 Plan and 2,695,329 shares of our Class A Stock and 1,971,706 shares of our Class C Stock under our Employee Stock Purchase Plan. In addition to securities issued upon the exercise of stock options, warrants and rights, the 2005 Stock Plan authorizes the issuance of restricted and unrestricted shares of our Class A and Class C Stock and other equity awards. Refer to Note 15 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year-ended December 31, 2020 (our “2020 10-K”) for a description of the material features of these plans.

The number of securities issued upon exercise of outstanding options, warrants and rights issued under equity compensation plans not approved by security holders includes 91,473 shares of our Class A Common Stock and 92,119 shares of our Class C Common Stock issued in connection with the delivery of shares pursuant to deferred stock units granted to certain of our marketing partners. These deferred stock units are not included in the weighted average exercise price calculation above.

The deferred stock units are issued to certain of our marketing partners in connection with their entering into endorsement and other marketing services agreements with us. The terms of each agreement set forth the number of deferred stock units to be granted and the delivery dates for the shares, which range from a 1 to 10 year period, depending on the contract. The deferred stock units are non-forfeitable.

TRANSACTIONS WITH RELATED PERSONS

In accordance with SEC disclosure requirements, we have presented below transactions in which we are a party that exceeded $120,000 in 2020, and in which any of our related persons had or will have a direct or indirect material interest.

Under Armour Corporate Offices

In 2015 we entered into a lease with an entity controlled by Mr. Plank to lease industrial space located near our corporate headquarters in Baltimore, which we use as an innovation and manufacturing testing facility and for other business purposes. Given the location’s proximity to our headquarters in Baltimore City, the use of this space provided a unique opportunity for us to build a state-of-the-art facility to accommodate our innovation needs. The lease covers 68,000 square feet and has a five-year term, with payments that began in April 2016. The annual lease rate was initially approximately $0.5 million, with the annual lease rate escalating 2.5% each year. For 2020, our total lease payments were approximately $0.6 million. Following an independent market rent appraisal, we determined that the lease payments were below fair market lease rates. We also determined that the property’s location and other favorable terms of the lease, such as renewal options and flexibility regarding the design of the space, provide us with overall terms that were both fair and reasonable to us and provided flexibility otherwise unavailable at alternative locations. In 2020, the Audit Committee approved an extension of this lease through June 2022, with annual lease payments of approximately $0.7 million, which continues to represent at or below fair market lease rates. This extension was executed during the first quarter of 2021.

Aircraft

A company owned by Mr. Plank owns a jet aircraft. We have an operating lease agreement with the company to lease the aircraft when used by Mr. Plank or other persons for our business purposes. We pay a fixed monthly lease payment of $166,667 under the terms of the lease agreement, with total payments of $2.0 million in 2020. We determined that the lease payment rate is at the fair market value lease rate for this aircraft based on a third-party appraisal. The Audit Committee determined the lease terms were reasonable and that we would benefit from using the aircraft for company business.

Hotel

Entities controlled by Mr. Plank and his brother Scott Plank own a hotel located in Baltimore, Maryland. The hotel is operated by a third-party management company, and Mr. Plank and his brother are entitled to receive a certain amount of any profits generated by the hotel. We use this hotel from time to time for Under Armour business purposes. We have negotiated corporate rate discounts for ordinary business use of the hotel with the management company, as well as market rates for event space and food and beverage for business purposes from time to time, consistent with rates otherwise available for comparable hotels in the area. Our total payments to the hotel in 2020 were approximately

$170,000, substantially all of which occurred during the first quarter of 2020.

The Audit Committee approved the terms of each of the foregoing transactions in accordance with our policy on transactions with related persons.

Policies and Procedures for Review and Approval of Transactions with Related Persons

Our Corporate Governance Guidelines require that our Board of Directors approve any transaction involving Under Armour and a director or executive officer or entities controlled by a director or executive officer. The Board has delegated to the Audit Committee oversight and approval of these and other matters that may present conflicts of interest. The committee has adopted a formal written policy on transactions with related persons. Related persons are generally defined under SEC rules as our directors, executive officers, or stockholders owning at least five percent of our outstanding shares, or immediate family members of any of the foregoing. The policy provides that the committee shall review and approve or ratify transactions with related persons and any material changes to such transactions. The policy further provides that in determining whether to approve or ratify such a transaction, the committee may consider the following factors:

•	whether the terms of the transaction are reasonable and fair to Under Armour and on the same basis as would apply if the transaction did not involve a related person;

•	whether the transaction would impair the independence of a non-management director; and

•

whether the transaction would present an improper conflict of interest, taking into account the size of the transaction, the materiality of a related person’s direct or indirect interest in the transaction, and any other factors the committee deems relevant.

To the extent our employment of an immediate family member of a director, executive officer or five percent stockholder is considered a transaction with a related person, the policy provides that the committee will not be required to ratify or approve such employment if the executive officer, director or five percent stockholder does not participate in decisions regarding the hiring, performance evaluation, or compensation of the family member.

INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers LLP, or PwC, to continue as our independent registered public accounting firm for the year ending December 31, 2021. Representatives of PwC are expected to attend the Annual Meeting virtually. They will have an opportunity to make a statement if they so desire and they will respond to appropriate questions from stockholders.

Fees

The fees billed by PwC for 2020 and 2019 for services rendered to Under Armour were as follows:

	2020	2019
Audit Fees	$3,357,138	$3,055,458
Audit-Related Fees	82,360	7,360
Tax Fees	670,000	1,003,843
All Other Fees	6,000	5,040

Audit Fees

Audit fees are for the audit of our annual consolidated financial statements and our internal control over financial reporting, reviews of our quarterly financial statements and services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

When paid, audit-related fees are generally for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not included under “Audit Fees” above. For 2020, audit-related fees were primarily related to our offering of convertible senior notes and for 2019, audit-related fees consisted primarily of assistance with financial statement preparations.

Tax Fees

When paid, tax fees generally are for tax planning and tax advice. For 2020, tax fees primarily included assistance with customs and duty services, and consulting services in connection with our corporate structure. For 2019, $600,000 of the tax fees presented above included professional services related to legal entity restructuring and international and domestic tax planning as a result of our business operating model changes.

All Other Fees

All other fees relate to a subscription to an accounting research tool.

Pre-Approval Policies and Procedures

As set forth in the Audit Committee’s Charter, the Audit Committee approves in advance all services to be performed by our independent registered public accounting firm, including all audit and permissible non-audit services. The committee has adopted a written policy for such approvals. The policy requires that the committee specifically pre-approve the terms of the annual audit services engagement and may pre-approve, for up to one year in advance, particular types of permissible audit-related, tax and other non-audit services. The policy also provides that the services shall be described in sufficient detail as to the scope of services, fee and fee structure, and the impact on auditor independence. The policy states that, in exercising its pre-approval authority, the committee may consider whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as familiarity with our business, people, culture, accounting systems, risk profiles and other factors, and whether the service might enhance our ability to manage or control risk or improve audit quality. The policy also provides that the committee be mindful of the relationship between fees for audit and non-audit services. Under the policy, the committee may delegate pre-approval authority to one or more of its members and any pre-approval decisions will be reported to the full committee at its next scheduled meeting. The committee has delegated this pre-approval authority to the Chairman of the committee.

AUDIT COMMITTEE REPORT

The role of the Audit Committee is oversight of matters relating to accounting, internal control, auditing, financial reporting, risk and legal and regulatory compliance. The Audit Committee oversees the audit and other services of our independent registered public accounting firm and is directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent registered public accounting firm, which reports directly to the Audit Committee. Our management is responsible for the financial reporting process and preparation of quarterly and annual consolidated financial statements. Our independent registered public accounting firm is responsible for conducting audits and reviews of our consolidated financial statements and audits of our internal control over financial reporting.

The Audit Committee has reviewed and discussed our 2020 audited consolidated financial statements with management and with our independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC.

The Audit Committee also has received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions referred to above and subject to the limitations on its role and responsibilities, the Audit Committee recommended to the Board that the 2020 audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020 to be filed with the SEC. The Board of Directors approved this recommendation.

Douglas E. Coltharp, Chairman

Mohamed A. El-Erian

Karen W. Katz

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL 3)

Under the rules and regulations of the SEC, the Audit Committee is directly responsible for the appointment of our independent registered public accounting firm. The Audit Committee has appointed PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm to audit our consolidated financial statements and our internal control over financial reporting for the year ending December 31, 2021. PwC has served as our independent auditors since 2003. The services provided to us by PwC, along with the corresponding fees for 2020 and 2019, are described under the caption “Independent Auditors” in this Proxy Statement.

Stockholder ratification of the appointment of the independent registered public accounting firm is not required. We are asking stockholders to ratify the appointment because we believe it is a sound corporate governance practice. If our stockholders do not ratify the selection, the Audit Committee will consider whether or not to retain PwC, but may still retain them.

The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of a registered class of our securities, to file initial reports of ownership of our stock and reports of changes in such ownership with the SEC. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from our executive officers, directors and greater than 10% stockholders, all required filings pursuant to Section 16(a) were timely made during 2020, except for the filings identified below.

Two statements of changes in beneficial ownership of securities on Form 4 for Aditya Maheshwari, our principal accounting officer, were inadvertently not filed on a timely basis. Mr. Maheshwari received restricted stock unit awards on May 27, 2020 and February 11, 2021. Upon discovery of the inadvertently missed filings, a Form 4 was filed on February 17, 2021.

STOCKHOLDER PROPOSALS

Our Bylaws currently provide that in order for a stockholder to nominate a candidate for election as a director at our 2022 Annual Meeting or for a stockholder to propose business for consideration at that meeting, written notice complying with the requirements of our Bylaws generally must be delivered to the Secretary of Under Armour, Inc., at the company’s principal executive office, not less than 120 days and no more than 150 days prior to the first anniversary of the date of mailing the notice for the preceding year’s annual meeting. Therefore, a stockholder nomination or proposal intended to be considered at the 2022 Annual Meeting must be received by the Secretary after November 1, 2021, and no later than December 1, 2021. If a stockholder wishes to have their proposal considered for inclusion in the 2022 Proxy Statement, the Secretary must receive it no later than December 1, 2021. However, if we delay or advance mailing notice of the 2022 Annual Meeting of Stockholders by more than 30 days from the date of the first anniversary of the 2021 notice mailing, then such stockholder notice of proposal must be delivered to the Secretary of Under Armour not less than 120 days nor more than 150 days prior to the date of mailing of the notice for the 2022 Annual Meeting (or by the tenth day following the day on which we disclose the mailing date of notice for the 2022 Annual Meeting, if that date is later).

Stockholder proposals and director nominations to be included in our Proxy Statement must comply with our Bylaws, as well as applicable SEC rules (including SEC Rule 14a-8; see also Staff Legal Bulletin 14, which may be found at www.sec.gov).

UNDER ARMOUR, INC. ATTN: CORPORATE SECRETARY 1020 HULL STREET BALTIMORE, MARYLAND 21230

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/UAA2021
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	D33186-P51253 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNDER ARMOUR, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:			☐	☐	☐

1.	Election of Directors

Nominees:

01) Kevin A. Plank 06) Karen W. Katz 02) Douglas E. Coltharp 07) Westley Moore 03) Jerri L. DeVard 08) Eric T. Olson 04) Mohamed A. El-Erian 09) Harvey L. Sanders 05) Patrik Frisk

The Board of Directors recommends you vote FOR proposals 2 and 3:								For	Against	Abstain

2.

To approve, by a non-binding advisory vote, the compensation of executives as disclosed in the “Executive Compensation” section of the proxy statement, including the Compensation Discussion and Analysis and tables.

								☐	☐	☐

3.	Ratification of appointment of independent registered public accounting firm.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

			Yes	No
Please indicate if you plan to virtually attend this meeting.			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

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D33187-P51253

UNDER ARMOUR, INC.

Annual Meeting of Stockholders

May 13, 2021 10:00 AM

This proxy is solicited by the Board of Directors

CLASS A COMMON STOCK

The undersigned hereby appoints Kevin A. Plank and John P. Stanton, and each or any of them, as proxies, with full powers of substitution, to represent and to vote all shares of the Class A Common Stock of Under Armour, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Under Armour, Inc. to be held on May 13, 2021, and at any adjournment or postponement thereof. The undersigned acknowledges receipt of notice of the meeting and the proxy statement.

This proxy will be voted as directed. If no direction is made, this proxy will be voted “FOR” all Nominees under Proposal 1, “FOR” Proposal 2 and “FOR” Proposal 3.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side

UNDER ARMOUR, INC. ATTN: CORPORATE SECRETARY 1020 HULL STREET BALTIMORE, MARYLAND 21230

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/UAA2021
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	D33188-P51253 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNDER ARMOUR, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:			☐	☐	☐

1.	Election of Directors

Nominees:

01) Kevin A. Plank 06) Karen W. Katz 02) Douglas E. Coltharp 07) Westley Moore 03) Jerri L. DeVard 08) Eric T. Olson 04) Mohamed A. El-Erian 09) Harvey L. Sanders 05) Patrik Frisk

The Board of Directors recommends you vote FOR proposals 2 and 3:								For	Against	Abstain

2.

To approve, by a non-binding advisory vote, the compensation of executives as disclosed in the “Executive Compensation” section of the proxy statement, including the Compensation Discussion and Analysis and tables.

								☐	☐	☐

3.	Ratification of appointment of independent registered public accounting firm.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

			Yes	No
Please indicate if you plan to virtually attend this meeting.			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — — —

D33189-P51253

UNDER ARMOUR, INC.

Annual Meeting of Stockholders

May 13, 2021 10:00 AM

This proxy is solicited by the Board of Directors

CLASS B COMMON STOCK

The undersigned hereby appoints Kevin A. Plank and John P. Stanton, and each or any of them, as proxies, with full powers of substitution, to represent and to vote all shares of the Class B Common Stock of Under Armour, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Under Armour, Inc. to be held on May 13, 2021, and at any adjournment or postponement thereof. The undersigned acknowledges receipt of notice of the meeting and the proxy statement.

This proxy will be voted as directed. If no direction is made, this proxy will be voted “FOR” all Nominees under Proposal 1, “FOR” Proposal 2 and “FOR” Proposal 3.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side